Filed Pursuant to Rule 424(b)(4)

Registration No. 333-293842

PROSPECTUS

MODULAR MEDICAL, INC.

62,098,000 of Shares of Common Stock and Accompanying

Common Warrants to Purchase up to 62,098,000 Shares of Common Stock

Pre-Funded Warrants to Purchase 6,000,000 Shares of Common Stock and Accompanying

Common Warrants to Purchase up to 6,000,000 Shares of Common Stock

and

74,098,000 Shares of Common Stock Issuable Upon Exercise of the Pre-Funded Warrants and Common Warrants

We are offering on a best-efforts basis 62,098,000 shares of common stock, par value $0.001, or “common stock,” and accompanying warrants to purchase up to 62,098,000 shares of common stock, or the “common warrants,” pursuant to this prospectus. The combined public offering price for each share of our common stock, together with a common warrant to purchase one share of common stock, is $0.1762. Each common warrant will have an exercise price of $0.1762 per share, will be exercisable immediately upon issuance and will expire on the fifth anniversary of the date of issuance. The shares of our common stock and the common warrants are immediately separable and will be issued separately, but will be purchased together in this offering. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the common warrants.

We are also offering i) pre-funded warrants to purchase up to an aggregate of 6,000,000 shares of common stock, or the “pre-funded warrants” (together with the common warrants, the “warrants”), in lieu of shares of common stock to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock following the consummation of this offering and ii) accompanying common warrants to purchase up to 6,000,000 shares of common stock. A holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates and certain related parties, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Each pre-funded warrant is exercisable for one share of our common stock. Each pre-funded warrant is being issued together with the same common warrant described above being issued with each share of common stock. For each pre-funded warrant that we sell, the number of shares of common stock that we are selling will be decreased on a one-for-one basis. The combined public offering price of each pre-funded warrant, together with the accompanying common warrant, is $0.1752, which equals the price at which one share of common stock and accompanying common warrant is sold to the public in this offering minus $0.001, which will be the per share exercise price of each pre-funded warrant. The pre-funded warrants are immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The pre-funded warrants and the common warrants are immediately separable and will be issued separately, but will be purchased together in this offering. In this prospectus, we refer to the common warrants and pre-funded warrants together as the “warrants.” This prospectus also relates to the offering of common stock issuable upon exercise of such warrants. We collectively refer to the shares of common stock and warrants offered hereby and the shares of common stock underlying the warrants as the “securities.”

We have engaged Maxim Group LLC (the “placement agent” or “Maxim”) to act as our exclusive placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to pay the placement agent the fees set forth in the table below. There is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement as a condition of closing of this offering. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us. Because there is no escrow account and no minimum number of securities or amount of proceeds, investors could be in a position where they have invested in us, but we have not raised sufficient proceeds in this offering to adequately fund the intended uses of the proceeds as described in this prospectus. See “Risk Factors” for more information regarding risks related to this offering. We will bear all costs associated with the offering. See “Plan of Distribution” for more information regarding these arrangements.

There is no established public trading market for the warrants, and we do not expect a market to develop. We do not intend to apply for listing of the warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited. Our common stock is listed on the Nasdaq Capital Market under the symbol “MODD.” The last reported sale price of our common stock as reported on the Nasdaq Capital Market on March 2, 2026 was $0.1570. The final public offering price was determined through negotiation between us, the placement agent and investors in the offering The price of our common stock on the Nasdaq Capital Market during recent periods was only one of many factors in determining the final public offering price. Other factors considered in determining the final public offering price included our history, our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and directors, the general condition of the securities markets at the time of this offering and discussions between the placement agent and prospective investors.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to comply with reduced public company reporting requirements in future filings. See “Prospectus Summary⸺Implications of Being a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described beginning on page 11 of this prospectus under the caption “Risk Factors”, under similar headings in any amendment or supplement to this prospectus and in the documents incorporated by reference into this prospectus.

	Per Share and Accompanying Common Warrant	Per Pre-Funded Warrant and Accompanying Common Warrant	Total
Public offering price	$0.176200	$0.175200	$11,992,867.60
Placement agent fees(1)	$0.012334	$0.012264	$839,500.73
Proceeds to us, before expenses(2)	$0.163866	$0.162936	$11,153,366.87

(1)	We have agreed to provide the placement agent a cash placement commission equal to 7.0% of the public offering price. We have also agreed to reimburse the placement agent for certain expenses in the amount of up to $100,000. See “Plan of Distribution” on page 51 for additional information regarding placement agent compensation.

(2)	The above summary of offering proceeds does not give effect to any proceeds from the exercise of the warrants being issued in this offering.

Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The placement agent expects to deliver the securities against payment in New York, New York on or about March 4, 2026, subject to the satisfaction of customary closing conditions.

Sole Placement Agent

Maxim Group LLC

The date of this prospectus is March 3, 2026.

i

ABOUT THIS PROSPECTUS

The registration statement we filed with the Securities and Exchange Commission, or the SEC, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and the documents incorporated by reference herein before making your investment decision. You should rely only on the information provided in this prospectus or any amendment thereto.

We have not, and the placement agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or incorporated by reference herein or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or incorporated by reference herein or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The information provided or incorporated by reference in this prospectus contains statistical data and estimates, including those relating to market size and competitive position of the markets in which we participate, that we obtained from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.

For investors outside the United States: we have not, and the placement agent has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

This prospectus contains or incorporated by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been or will be filed or have been or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.”

Unless the context otherwise requires, references to “Modular,” “we,” “our,” “us” or the “Company” in this prospectus mean Modular Medical, Inc. and its consolidated subsidiary.

ii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and other documents incorporated by reference herein, as well as the information under the caption “Risk Factors” herein and under similar headings in the other documents that are incorporated by reference into this prospectus including documents that are filed after the date hereof. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections included in or incorporated by reference herein.

Overview

We are a pre-revenue medical device company focused on the design, development and commercialization of innovative insulin pumps using modernized technology to increase pump adoption in the diabetes marketplace. Through the creation of a novel two part patch pump, we seek to fundamentally alter the trade-offs between cost and complexity and access to the higher standards of care that presently-available insulin pumps provide. By simplifying and streamlining the user experience from introduction, prescription, reimbursement, training and day-to-day use, we seek to expand the wearable insulin delivery device market beyond the highly motivated “super users” and expand the category into the mass market. The product seeks to serve both the type 1 and the rapidly growing, especially in terms of device adoption, type 2 diabetes markets. In January 2024, we submitted a 510(k) premarket notification to the United States Food and Drug Administration (the “FDA”) for our initial product, our MODD1, and, in September 2024, we received FDA clearance to market and sell our MODD1 pump in the United States. In August 2025, we announced the first human use of our MODD1 pump delivering insulin to a human patient. In addition, in August 2025, we announced our next-generation patch pump, branded as Pivot. We submitted a 510(k) premarket notification to the FDA for our Pivot product on November 13, 2025, when the United States government shutdown ended. We intend to initiate our commercial launch with the Pivot product, after the required regulatory approval from the FDA is received, which is expected by March 31, 2026 or shortly thereafter. We are actively working to i) obtain regulatory clearance and prepare to commence commercialization of our Pivot product, ii) obtain regulatory clearance to market and sell our Pivot product in foreign jurisdictions, iii) improve the manufacturability and usability of our Pivot product and iv) develop new pump products.

Historically, we have financed our operations principally through private placements and public offerings of our common stock and warrants and sales of convertible promissory notes. Based on our current operating plan, substantial doubt about our ability to continue as a going concern for a period of at least one year from the date that the financial statements included in Item 1 of this Report are issued exists. Our ability to continue as a going concern depends on our ability to raise additional capital, through the sale of equity or debt securities, to support our future operations. If we are unable to secure additional capital, we will be required to curtail our research and development initiatives and take additional measures to reduce costs. We have provided additional disclosure in Note 1 to the consolidated financial statements in Item 1 of this Report and under Liquidity below.

We do not currently have revenues to generate cash flows to cover operating expenses. Since our inception, we have incurred operating losses and negative cash flows in each year due to operating expenses and capital expenditures incurred to conduct our operations. We incurred net losses of approximately $21.9 million for the nine months ended December 31, 2025 and approximately $18.8 million for the year ended March 31, 2025, and we had an accumulated deficit of approximately $106.6 million as of December 31, 2025. These and prior year losses have resulted in significant negative cash flows and have necessitated that we raise substantial amounts of additional capital during this period. This raises significant doubt about our ability to continue as a going concern, which was also expressed by our independent registered public accounting firm in its report on our consolidated financial statements for the year ended March 31, 2025. Our ability to continue as a going concern depends on our ability to raise additional capital, through the sale of equity or debt securities to support our future operations.

Our Products

Instead of building complex, bespoke, and difficult to manufacture and maintain pumping and control systems, we began with the technology and the user in mind. Using proprietary methods of insulin measurement, we were able to eschew complex mechanisms and instead built our pump products, using only parts from high volume consumer electronics manufacturing lines, breaking the cost vs functionality curve that has existed in the insulin pump space and representing the first truly modern insulin pump design. We consider this to be a new kind of product for a new kind of patient.

We have moved our production line for our Pivot product to our manufacturing partner, Phillips Medisize, a Molex company, a large tier-one medical device manufacturer, which will manage and operate our production to produce products for human use. We believe that Phillips Medisize will be able to rapidly scale our production to higher volumes at lower cost. We continue to devote substantial time and resources, including exhibiting at major diabetes conferences, to better understand the needs and preferences of Almost Pumpers and the specific patient/provider/payor requirements to motivate change from MDI therapy. By making the bolus delivery at meals simple, we believe we will drive improved health outcomes.

Our Pivot product has several distinguishing features:

1. The pump has a simple button to press to deliver insulin as the patient requires it. The electronic pump uses a simple motor for rotating a cam to motivate the insulin into the patient along with low power Bluetooth and near-field communication (NFC) chips to optionally allow the patient to communicate with a smart phone, tablet, or other mobile computing device.

2. The pump snaps together with a three-day disposable cartridge, which the patient fills with insulin for delivery. It includes a simple coin cell, which allows it to run through the 80-hour life of the cartridge.

3. The infusion set is built into the adhesive pad that the pump attaches to and the needle can be safely removed and discarded by the user after application. Despite this true patch form factor, the pump is removable by the user during the three days of wear.

The system will deliver a small continuous rate called a basal that will provide approximately 50% of the total daily dose required, and the user will use the on-pump button to administer boluses, typically before and after meals. The objective is to make the product simple to acquire and take home, simple to learn and most importantly, simple to use and live with, to expand the pump market, drive adoption and, ultimately, improve clinical outcomes.

Recent Developments

September 2025 Warrant Inducement Offering

In September 2025, we entered into inducement offer letter agreements (the “Inducement Letters”) with certain holders (the “Holders”) of warrants issued in May 2023 (the “2023 Warrants”) and in March 2025 (the “March 2025 Warrants” and, collectively with the 2023 Warrants, the “Existing Warrants”) to purchase up to an aggregate of 6,504,731 shares of our common stock. Pursuant to the Inducement Letters, the Holders agreed to exercise for cash i) 2023 Warrants to purchase 1,901,700 shares of common stock with an original exercise price of $1.22 per share and ii) March 2025 Warrants to purchase 4,603,031 shares with an original exercise price of $1.12 per share at a reduced exercise price of $0.68 per share in consideration for our agreement to issue in a private placement new common stock purchase warrants to purchase an aggregate of 3,252,366 shares (the “September 2025 Warrants”). The September 2025 Warrants have an exercise price of 0.84 per share, were exercisable upon issuance and expire on the five-year anniversary of the date of issuance.

As of December 31, 2025, we had issued 6,495,481 shares of common stock and 3,247,741 September 2025 Warrants. As of December 31, 2025, 9,250 shares of common stock (the “Issuable Shares”) and 4,625 September 2025 Warrants were pending issuance. The fair value of the unissued Issuable Shares has been presented separately as issuable shares on the condensed consolidated balance sheets and statements of stockholders’ equity as of December 31, 2025. we accounted for the issuance of the: i) shares of its common stock and ii) the September 2025 Warrants as a single equity transaction for gross proceeds of approximately $4.4 million, which proceeds had been received in full as of September 30, 2025.

In relation to the above warrant inducement offering, we engaged Newbridge as the servicing agent and paid it a fee of $400,000 and expense reimbursement of $50,000.

December 2025 Public Offering

On December 10, 2025, we entered into an underwriting agreement with Newbridge Securities Corporation (“Newbridge”), relating to a firm commitment underwritten offering (the “December 2025 Offering”) of (i) 12,173,000 shares of our common stock and (ii) accompanying warrants exercisable to purchase up to 6,086,500 shares of common stock (the “December 2025 Warrants”). The net proceeds from the December 2025 Offering were approximately $4.8 million, after deducting underwriting discounts and commissions and offering expenses. Pursuant to the underwriting agreement, we paid the underwriter a cash fee equal to 7% of the gross proceeds received from the December 2025 Offering and to reimburse the underwriter for its expenses incurred in connection with the December 2025 Offering in an amount up to $85,000.

Each two shares of common stock were sold together with one accompanying December 2025 Warrant at a combined price of $0.77, yielding an effective price of $0.38 per share and $0.01 per warrant. The December 2025 Warrants have an exercise price of $0.45 per share, were exercisable immediately upon issuance, and will expire five years following the date of issuance. The December 2025 Warrants were issued pursuant to a warrant agency agreement entered into by and between us and Colonial Stock Transfer Company, Inc., as warrant agent.

The December 2025 Offering closed on December 11, 2025. The December 2025 Offering was made pursuant to an effective registration statement on Form S-3 (Registration Statement No. 333- 287313) previously filed with the SEC on May 15, 2025 and declared effective by the SEC on May 22, 2025, and a preliminary prospectus supplement relating to the December 2025 Offering dated December 9, 2025 and a final prospectus supplement relating to the Offering dated December 10, 2025. Pursuant to the underwriting agreement, we granted to Newbridge a 30-day option to purchase (i) up to an additional 1,825,950 shares of common stock, representing 15% of the shares sold in the December 2025 Offering, and/or (ii) additional December 2025 Warrants to purchase up to 912,975 shares of common stock, representing 15% of the December 2025 Warrants sold in the December 2025 Offering, solely for the purpose of covering over-allotments of such securities, if any. Newbridge exercised this option, and, on December 22, 2025, 1,825,950 additional shares and 912,975 additional warrants were issued for net proceeds of $653,781. The fair values of the warrants at the dates of issuance totaled $1,781,699 and are accounted for as liabilities.

We also agreed to issue to Newbridge on the closing date and each over-allotment option closing date, a warrant (the “December 2025 Underwriter Warrant”) for the purchase of a number of shares of common stock equal to an aggregate of 7% of the shares sold on the closing date (equal to 852,110 shares) and 7% of the Option Shares sold on the over-allotment option closing date (equal to 127,816 shares). The December 2025 Underwriter Warrant has substantially the same terms as the December 2025 Warrants, except that the December 2025 Underwriter Warrant has an exercise price of $0.462 per share, are not exercisable for 180 days from the closing date and will include piggyback registration rights that are triggered if there is not an effective registration statement covering all of the shares of common stock issuable upon exercise of the December 2025 Underwriter Warrant. Pursuant to the Agreement, each of our directors and executive officers entered into “lock-up” agreements with the Underwriter that, subject to certain exceptions, prohibit, without the prior written consent of the underwriter, the sale, transfer, or other disposition of securities by us for a period of 60 days from the date of the December 2025 Offering. We have agreed not to, subject to certain exceptions, offer, pledge, sell, contract to sell, sell any option, right or warrant to purchase, lend or otherwise transfer or dispose, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, for a period of 90 days from the date of the December 2025 Offering. The fair values of the Underwriter Warrants at the dates of issuances totaled $248,294 and are accounted for as liabilities.

Compliance with Nasdaq Continued Listing Requirements

On June 30, 2025, we received a letter from the Listing Qualifications Staff of the Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of our common stock for the 30 consecutive business days ending on June 27, 2025, we no longer met the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided a period of 180 calendar days, or until December 29, 2025, in which to regain compliance.

On December 23, 2025, we submitted a request to Nasdaq for an additional 180-day period (the “Second Compliance Period”) to provide additional time for us to demonstrate compliance with the minimum bid price requirement. In such request, we communicated that we intend to regain compliance during the Second Compliance Period by effecting a reverse stock split. On December 30, 2025, we received written notification from the Listing Qualifications Department of Nasdaq, granting our request for a 180-day extension to regain compliance with the minimum bid price requirement. We now have until June 29, 2026 to meet the requirement. If at any time prior to June 29, 2026, the bid price of our common stock closes at $1 per share or more for a minimum of 10 consecutive business days, we will regain compliance with the minimum bid price requirement. In the event we do not regain compliance with the minimum bid price requirement during the additional 180-day extension, Nasdaq will provide written notification to us that our Common Stock will be delisted. At that time, we may appeal the relevant delisting determination to a hearings panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules. However, there can be no assurance that, if we do appeal the delisting determination by Nasdaq to the hearings panel, that such appeal would be successful. On January 23, 2026, at our annual meeting of shareholders, our shareholders authorized our board of directors to effect a reverse split, as necessary, to regain compliance. We will continue to monitor the closing bid price of our common stock and evaluate available options to regain compliance with the minimum bid price requirement. Nasdaq’s extension notice has no immediate effect on the listing or trading of our common stock, which continues to trade on the Nasdaq Capital Market under the ticker symbol, “MODD.”

Amendment to Amended and Restated Articles of Incorporation, as Amended

On January 23, 2026, following our fiscal 2026 annual meeting of shareholders, we filed an amendment of our Amended and Restated Articles of Incorporation, as amended, to increase the number of our authorized shares of common stock from 100,000,000 shares to 250,000,000 shares.

Credit Facility

On February 23, 2026, we issued a secured promissory note (the “Note”) to James E. Besser (“the Lender”), our chief executive officer, that provides us with a $350,000 revolving credit facility with all amounts being drawn down thereunder being due and payable, subject to acceleration in the event of a default, on March 25, 2026 (the “Maturity Date”). Interest at the rate of 12% is payable on each draw down without regard to the draw down date or the date when interest is paid. Any amounts owed pursuant to the Note will be secured by all assets and intellectual property of the Company.

The principal amount of the Note and interest due thereon is payable to the Lender no later than the earlier of: (i) the Maturity Date and (ii) the date on which we have received proceeds in excess of $2,000,000 from a transaction or series of related transactions occurring prior to the Maturity Date, which such transactions constitute equity financings or other issuances of our equity securities. Provided that no Event of Default (as such term is defined in the Note) has occurred, on any date prior to the Maturity Date, upon no less than three days written notice by us specifying the draw amount, the Lender will advance the draw amount us. No draw amount can be in an amount less than $50,000 or exceed an amount equal to $350,000 minus the aggregate principal amount outstanding under the Note at the time of such draw request. If an Event of Default occurs and is continuing, the Lender may declare all of the Note, including any interest and other amounts due, to be due and payable immediately.

As of the date of this prospectus, we have borrowed $250,000 under the Note.

Summary of Risk Factors

Our business and this offering are subject to numerous risks and uncertainties, that could materially adversely affect our business, financial condition, results of operation and stock price. You should read this summary together with the more detailed description of each risk factor contained below:

●	We might not be able to continue as a going concern.

●	We are a pre-revenue medical device company and have a history of significant operating losses; we expect to continue to incur operating losses, and we may never achieve or maintain profitability.

●	We will need substantial additional funding to complete subsequent phases of the development of our insulin pump products and to operate our business and such funding may not be available or, if it is available, such financing is likely to substantially dilute our existing stockholders.

●	We have a limited operating history and historical financial information upon which you may evaluate our performance.

●	The amount of financing we require will depend on a number of factors, many of which are beyond our control. Our results of operations, financial condition and stock price are likely to be adversely affected if our funding requirements increase or are otherwise greater than we expect.

●	Our future cash requirements may differ significantly from our current estimates.

●	Purchasers of common stock in this offering will experience immediate and substantial dilution in the net tangible book value of their investment. You may experience further dilution upon the exercise of outstanding stock options and warrants, or the conversion or exchange of other securities.

●	A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

●	There may be future sales of our common stock, which could adversely affect the market price of our common stock and dilute a stockholder’s ownership of common stock.

●	We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

●	There is no public market for the warrants being offered in this offering.

●	Holders of warrants purchased in this offering will have no rights as a common stockholder until such holder exercises its warrants and acquires our common stock, except as set forth in such warrants.

●	The warrants are speculative in nature.

●	Potential volatility of the price of our common stock could negatively affect your investment.

●	Provisions of our articles of incorporation and bylaws might delay or prevent a change-of-control transaction and depress the market price of our stock.

●	If we are unable to satisfy the continued listing requirements of Nasdaq, our common stock could be delisted and the price and liquidity of our common stock may be adversely affected.

●	We may not be able to utilize a significant portion of our net operating losses and tax credits.

●	Technological breakthroughs in diabetes monitoring, treatment or prevention could render our insulin pump products obsolete.

●	Any failure to attract and retain skilled directors, executives, employees and consultants could impair our product development and commercialization activities.

●	We have and will need to outsource and rely on third parties for various aspects relating to the development, manufacture, sales and marketing of our insulin pump products, as well as in connection with assisting us in the preparation and filing of our regulatory submissions, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

●	We may not be able to identify, negotiate and maintain the strategic alliances necessary to develop and commercialize our products and technologies, and we will be dependent on our corporate partners if we do.

●	We may not receive the necessary regulatory clearance or approvals for our insulin pump products, and failure to timely obtain necessary clearances and/or approvals could harm our then operations, including our ability to commercialize our products.

●	Obtaining marketing authorization in the United States will not obviate the need to obtain marketing authorization in other jurisdictions. We must obtain approval from foreign regulatory authorities before we can market and sell any of our product candidates in countries outside the United States. We will incur additional costs in seeking such approvals, may experience delays in obtaining such approvals and cannot be certain that such approvals will be granted.

●	Our competitors may develop products that are more effective, safer and less expensive than ours.

●	We expect to rely on third-party manufacturers and will be dependent on their quality and effectiveness.

●	We may not be able to successfully scale-up manufacturing of our products in sufficient quality and quantity, which would delay or prevent us from developing and commercializing our products and product candidates.

●	We are dependent upon third-party suppliers to manufacture our products, and this makes us vulnerable to supply shortages and price increases; we may not be able to obtain an adequate supply of components on a timely basis or at all.

●	We may be subject to potential product liability and other claims that could materially impact our business and financial condition.

●	Legislative, regulatory, or medical cost reimbursement changes may adversely impact our business.

●	We are subject to extensive regulation by the FDA, which could restrict the sales and marketing of our insulin pump products and could cause us to incur significant costs.

●	Although our insulin pump products do not presently require clinical trials to apply to the FDA for clearance, and even if a clinical trial is completed, the results of our clinical testing may not demonstrate the safety and efficacy of the device or may be equivocal or otherwise not be sufficient for us to obtain approval of our product candidates.

●	Our success depends substantially upon our ability to obtain and maintain intellectual property protection relating to our insulin pump products and research technologies.

●	If we are sued for infringing on third-party intellectual property rights, it will be costly and time-consuming, and an unfavorable outcome would have a significant adverse effect on our business.

●	If we are unable to protect the confidentiality of our proprietary information, the value of our technology and products could be adversely affected.

●	Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

●	Healthcare reform and drug-pricing reform laws could adversely affect our products and financial condition.

●	Even if we are able to obtain all regulatory approvals and have completed all other steps needed to be taken to commercialize our insulin pump products, if we or any contract manufacturers we select fail to comply with the FDA’s quality system regulations, the manufacturing and distribution of our products could be interrupted, and our product sales and operating results could suffer.

●	We may become involved in disputes with our present or future contract partners over intellectual property ownership or other matters, which would have a significant effect on our business.

●	Our insulin pump products will be subject to recalls, which would harm our reputation, business operations and financial results.

●	Our current insulin pump product does not yet have reimbursement and is not approved for insurance coverage. If in the future we are otherwise able to commercialize our insulin pump, but are unable to obtain adequate reimbursement or insurance coverage for such product from third-party payors, we will be unable to generate significant revenue.

Risks Related to Our Securities

●	We are subject to oversight by the SEC and other regulatory agencies. Investigations by those agencies could divert management’s focus and could have a material adverse effect on our reputation and financial condition.

●	We are a “smaller reporting company” and, as a result of the reduced disclosure and governance requirements applicable to smaller reporting companies, our common stock may be less attractive to investors.

●	We do not expect any cash dividends to be paid on our shares of common stock for the foreseeable future.

●	If the beneficial ownership of our common stock continues to be concentrated, it may prevent our stockholders from influencing significant corporate decisions.

●	Future sales of our securities could adversely affect the market price of our common stock and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

●	Our articles of incorporation allow for our board of directors to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

●	If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely affect the trading price of our common stock.

●	Sustained inflation could have a material adverse effect on our business, financial condition, results of operations and liquidity.

●	Our board of directors is able to adopt recapitalizations through forward or reverse splits of our outstanding shares of common stock without stockholder approval.

Corporate History and Information

We were incorporated in Nevada in October 1998 under the name Bear Lake Recreation, Inc. We had no material business operations until approximately 2017, when we acquired all of the issued and outstanding shares of Quasuras, Inc., a Delaware corporation (“Quasuras”), and changed our name from Bear Lake Recreation, Inc. to Modular Medical, Inc.

We are a pre-revenue, medical device company focused on the design, development and commercialization of innovative insulin delivery systems using modernized technology to increase pump adoption in the diabetes marketplace. Through the creation of innovative two-part patch pumps, we seek to fundamentally alter the trade-offs between cost and complexity and access to the higher standards of care requiring considerable motivation that presently available insulin pumps provide. By simplifying and streamlining the user experience from introduction, prescription, reimbursement, training and day-to-day use, we seek to expand the wearable insulin delivery device market beyond the highly motivated “super users” and expand the category into the mass market. The product seeks to serve both the type 1 and the rapidly growing, especially in terms of device adoption, type 2 diabetes markets. In January 2024, we submitted a 510(k) premarket notification to the United States Food and Drug Administration (“FDA”) for its initial product, the MODD1, and, in September 2024, the Company received FDA clearance to market and sell its MODD1 pump in the United States. We are seeking FDA approval for an updated version of the MODD1 product, called the Pivot, which is a tubeless version of the product that integrates the set into a true tubeless patch. We intend to go to market with our Pivot product, after the required regulatory approval from the FDA is received.

Our principal corporate offices are located at 10470 Thornmint Road, San Diego, California 92127. Our telephone number is (858) 800-3500. The address of our website is www.modularmedical.com. The information provided on or accessible through our website (or any other website referred to in the registration statement, of which this prospectus forms a part) is not part of the registration statement, of which this prospectus forms a part.

Implications of Being a Smaller Reporting Company

We are a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Reports on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, as long as we are a smaller reporting company with less than $100 million in annual revenue, we are not required to obtain an attestation report on internal control over financial reporting from our independent registered public accounting firm.

THE OFFERING

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere or incorporated by reference in this prospectus.

Securities to be offered	68,098,000 shares of common stock (or pre-funded warrants in lieu thereof) and common warrants to purchase up to 68,098,000 shares of common stock.

Description of common warrants	We are also offering common warrants to purchase up to 68,098,000 shares of common stock. The exercise price of each common warrant will be $0.1762 per share. Each common warrant will be immediately exercisable upon issuance for a five-year period after the date of issuance. This prospectus also relates to the offering of the common stock issuable upon exercise of such common warrants. See “Description of the Securities We are Offering” in this prospectus. You should also read the form of common warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Pre-funded warrants	We are offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding shares of common stock immediately following the closing of this offering, the opportunity to purchase, if such purchasers so choose, pre-funded warrants, in lieu of shares of common stock that would otherwise result in any such purchaser’s beneficial ownership, together with its affiliates and certain related parties, exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding shares of common stock immediately following the consummation of this offering. The purchase price of each pre-funded warrant and accompanying common warrant is equal to the price at which each share of common stock and accompanying common warrant is being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant is $0.001 per share. The pre-funded warrants are exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. This offering also relates to the shares of common stock issuable upon exercise of the pre-funded warrants sold in this offering. See “Description of the Securities We are Offering” on page 48 of this prospectus. You should also read the form of pre-funded warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Common stock to be outstanding after this offering	145,810,797 shares, assuming the exercise of all pre-funded warrants and no exercise of common warrants.

Use of proceeds

We estimate that the net proceeds of this offering, after deducting the placement agent fees and estimated offering expenses, will be approximately $10.9 million, if all of the securities offered hereby are sold in this offering, assuming no exercise of the pre-funded warrants or common warrants.

We intend to use the net proceeds of this offering for repayment of any amount drawn under the promissory note issued on February 23, 2026 and general corporate purposes, including working capital, to fund our operations through the approval of our Pivot product by the FDA, commence initial commercialization of our Pivot product, to fund additional research and development activities, to further develop our manufacturing and production capabilities and make related capital expenditures. See the section titled “Use of Proceeds” in this prospectus for additional information.

Lock-up restrictions	We and each of our directors and officers are subject to certain lock-up restrictions as identified in the section titled “Plan of Distribution.”

Risk factors	You should read the section entitled “Risk Factors” beginning on page 11 of this prospectus and the other information included and incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market symbol	Our shares of common stock are traded on The Nasdaq Capital Market under the symbol “MODD.” There is no established public trading market for the warrants, and we do not expect a market to develop. We do not intend to apply for listing of the warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited.

The number of shares of our common stock to be outstanding after this offering is based on 77,712,797 shares of common stock outstanding as of March 2, 2026, assumes no exercise of any common warrants offered hereby, and excludes as of such date:

●	7,378,842 shares of common stock issuable upon the exercise of outstanding stock options, which options have a weighted average exercise price of $2.34 per share;

●	41,668 shares of common stock issuable upon the vesting of restricted stock units;

●	5,916,993 shares of common stock available for future issuance under the Company’s Amended and Restated Equity Incentive Plan, as amended (the “2017 Equity Incentive Plan”);

●	500,000 shares of common stock issuable upon the exercise of warrants dated March 2, 2026 at $0.1792 per share;

●	6,086,500 shares of common stock issuable upon the exercise of warrants dated December 11, 2025 at $0.45 per share;

●	912,975 shares of common stock issuable upon the exercise of warrants dated December 22, 2025 at $0.45 per share;

●	852,110 shares of common stock issuable upon the exercise of warrants dated December 11, 2025 at $0.462 per share;

●	127,816 shares of common stock issuable upon the exercise of warrants dated December 22, 2025 at $0.462 per share;

●	3,252,366 shares of common stock issuable upon the exercise of warrants dated September 25, 2025 at $0.84 per share;

●	874,672 shares of common stock issuable upon the exercise of warrants dated March 25, 2025 at $1.40 per share;

●	1,905,042 shares of common stock issuable upon the exercise of warrants dated March 25, 2025 at $1.12 per share;

●	381,540 shares of common stock issuable upon the exercise of warrants dated November 21, 2024 at $1.875 per share;

●	484,006 shares of common stock issuable upon the exercise of warrants dated May 15, 2023 at $1.32 per share;

●	1,662,483 shares of common stock issuable upon the exercise of warrants dated May 15, 2023 at $1.22 per share;

●	1,438,202 shares of common stock issuable upon the exercise of warrants dated May 5, 2022 at $6.60 per share;

●	4,011,276 shares of common stock issuable upon the exercise of warrants dated February 9, 2022 at $6.60 per share; and

●	767,796 shares of common stock issuable upon the exercise of warrants dated May 11, 2021 at $6.00 per share.

Additionally, unless otherwise stated, all information in this prospectus reflects all currency in United States dollars.

RISK FACTORS

Investing in our securities is highly speculative and involves a significant degree of risk. You should carefully consider the following risks and uncertainties as well as the risks and uncertainties described in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025 (the “2025 Form 10-K”), as well as in our subsequent Quarterly and Annual Reports filed with the SEC, which filings are incorporated in this prospectus by reference in their entirety. These risk factors could materially and adversely affect our business, results of operations or financial condition. Our business faces significant risks and the risks described below or incorporated by reference herein may not be the only risks we face. Additional risks not presently known to us or that we currently believe are immaterial may materially affect our business, results of operations, or financial condition. If any of these risks occur, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

We might not be able to continue as a going concern.

Our condensed consolidated financial statements as of December 31, 2025 have been prepared under the assumption that we will continue as a going concern twelve months from the date of issuance of this Report. At December 31, 2025, we had cash and cash equivalents of $2.9 million and an accumulated deficit of $106.6 million. In December 2025, we closed a public offering for net proceeds of approximately $4.8 million, and, during the three months ended December 31, 2025, we generated net proceeds of approximately $1.2 million from sales under our at-the-market sales program. Even with these proceeds, we do not believe that our cash and cash equivalents will be sufficient to fund our operations for the next 30 days, and we need to raise additional capital. As a result of our expected operating losses and cash burn for the foreseeable future and recurring losses from operations, if we are unable to raise sufficient capital through additional debt or equity arrangements, there will be uncertainty regarding our ability to maintain liquidity sufficient to operate our business effectively, which raises substantial doubt as to our ability to continue as a going concern. If we cannot continue as a viable entity, our stockholders would likely lose most or all of their investment in us. If we are unable to generate sustainable operating profit and sufficient cash flows, then our future success will depend on our ability to raise capital. We intend to seek additional financing and evaluate financing alternatives in order to meet our cash requirements for the foreseeable future. We cannot be certain that raising additional capital, whether through selling additional debt or equity securities or obtaining a line of credit or other loan, will be available to us or, if available, will be on terms acceptable to us. If we issue additional securities to raise funds, these securities may have rights, preferences, or privileges senior to those of our common stock, and our current stockholders may experience dilution. If we are unable to obtain funds when needed or on acceptable terms, we may be required to curtail our current product development programs, cut operating costs, forego future development and other opportunities or even terminate our operations.

Our forecast of the period of time through which our financial resources will be adequate to support our operating requirements is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section and in Part I, Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2025. We have based this estimate on a number of assumptions that may prove to be wrong and changing circumstances beyond our control may cause us to consume capital more rapidly than we currently anticipate. Our inability to obtain additional funding when we need it could seriously harm our business.

We are a pre-revenue medical device company and have a history of significant operating losses; we expect to continue to incur operating losses, and we may never achieve or maintain profitability.

We do not currently have revenues to generate cash flows to cover operating expenses. Since our inception, we have incurred operating losses in each year due to costs incurred in connection with research and development activities and general and administrative expenses associated with our operations. For the nine months ended December 31, 2025 and year ended March 31, 2025, we incurred net losses of approximately $21.9 million and $18.8 million, respectively. As a result, we will need to raise additional capital in the future, which may or may not be available to us at all or only on unfavorable terms.

We expect to incur losses for the foreseeable future as we continue the development of, and seek regulatory clearance and approvals for, our insulin pump products. Our Pivot insulin pump is currently our only product, which we expect to commercialize in 2026, and, if it fails to gain market acceptance, we will not be able to generate any revenue, or explore other opportunities to enhance stockholder value, such as through a sale. If we fail to generate revenue and eventually become profitable, or if we are unable to fund our continuing losses, our stockholders could lose all or a substantial part of their investment.

We will need substantial additional funding to complete subsequent phases of the development of our insulin pump products and to operate our business and such funding may not be available or, if it is available, such financing is likely to substantially dilute our existing stockholders.

The discovery, development, and commercialization of new medical devices, such as our insulin pump, entails significant costs. We have completed the engineering and mechanical development of our insulin pump and cartridge, and obtained FDA clearance for our initial MODD1 product. In addition, we have also implemented a production-level manufacturing process, including purchasing required equipment for low-level manufacturing. We have developed a follow-on product, our Pivot pump, to, among other things, meet the general needs and preferences of the Almost Pumper marketplace and the guidelines of third-party payors. We intend to commercialize our Pivot product if and when FDA approval is received. To enable us to accomplish these and other related items and continue to operate our business, we will need to raise substantial additional capital and/or enter into strategic partnerships or joint ventures to enable us to:

●	seek European regulatory approvals with appropriate clinical studies;

●	expand and continue to improve our manufacturing and commercialization capabilities;

●	develop, test, and, if approved, market our future product candidates;

●	acquire or license additional internal systems and other infrastructure; and

●	hire and support additional management, administrative, sales and marketing, and technical personnel.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never achieve, we expect to finance our cash needs primarily through public or private equity offerings, debt financings or through the establishment of possible strategic alliances. We may in the future seek additional capital from public or private offerings of our capital stock or borrow additional amounts under new credit lines or from other sources. If we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution, we may incur significant financing costs, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. In addition, if we raise additional funds through collaborations, licensing, joint ventures, strategic alliances, partnership arrangements or other similar arrangements, it may be necessary to relinquish valuable rights to our pump products or our potential future products or proprietary technologies or grant licenses on terms that are not favorable to us.

We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are not able to secure additional equity funding when needed, we may have to delay, reduce the scope of, or eliminate one or more of our post-market clinical studies, development programs or future commercialization initiatives. In addition, any additional equity funding that we do obtain will dilute the ownership held by our existing equity holders. The amount of this dilution may be substantially increased if the trading price of our common stock is lower at the time of any financing. Regardless, the economic dilution to stockholders will be significant if our stock price does not increase significantly, or if the effective price of any sale is below the price paid by a particular stockholder. Any debt financing that we obtain in the future could involve substantial restrictions on activities and creditors could seek a pledge of some or all of our assets. We have not identified potential sources for such financing that we will require, and we do not have commitments from any third parties to provide any future debt financing. If we fail to obtain funding as needed, we may be forced to cease or scale back operations, and our business, prospects, results of operations, financial condition and stock price would be adversely affected.

We have a limited operating history and historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of development. We may not successfully address these risks and uncertainties or successfully complete our studies and/or implement our existing and new products. If we fail to do so, it could materially harm our business and impair the value of our common stock. Unanticipated problems, expenses and delays are frequently encountered in establishing a new business, conducting research, and developing new products. These include, but are not limited to, inadequate funding, failure to obtain regulatory approval, unforeseen research issues, lack of consumer, physician or third-party payor acceptance, competition, sluggish product development, and inadequate sales and marketing. The failure by us to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail operations. No assurance can be given that we can or will ever operate profitably.

The amount of financing we require will depend on a number of factors, many of which are beyond our control. Our results of operations, financial condition and stock price are likely to be adversely affected if our funding requirements increase or are otherwise greater than we expect.

Our future funding requirements will depend on many factors, including, but not limited to:

●	the testing costs for our insulin pump product candidates and other development activities conducted by us directly, and our ability to successfully conclude the studies and activities and achieve favorable results;

●	our ability to attract future strategic partners to pay for or share costs related to our product development efforts;

●	the costs and timing of seeking and obtaining regulatory clearance and approvals for our product candidates;

●	the costs of filing, prosecuting, maintaining and enforcing any patents and other intellectual property rights that we may have and defending against potential claims of infringement;

●	decisions to hire additional scientific, engineering or administrative personnel or consultants;

●	our ability to manage administrative and other costs of our operations; and

●	the presence or absence of adverse developments in our research program.

If any of these factors cause our funding needs to be greater than expected, our operations, financial condition, ability to continue operations and stock price may be adversely affected.

Our future cash requirements may differ significantly from our current estimates.

Our cash requirements may differ significantly from our estimates from time to time, depending on a number of factors, including:

●	the costs and results of our clinical studies regarding our insulin pump product candidates;

●	the time and costs involved in obtaining regulatory clearance and approvals;

●	whether we are able to obtain funding under future licensing agreements, strategic partnerships, or other collaborative relationships, if any;

●	the costs of compliance with laws, regulations, or judicial decisions applicable to us; and

●	the costs of general and administrative infrastructure required to manage our business and protect corporate assets and stockholder interests.

If we fail to raise additional funds on a timely basis, we will need to scale back our business plans, which would adversely affect our business, prospects, results of operations, financial condition, and stock price, and we may even be forced to discontinue our operations and liquidate our assets.

We may not be able to utilize a significant portion of our net operating losses and tax credits.

As of March 31, 2025, our federal net operating loss carryforwards totaled $45.6 million, of which $0.7 million will expire in 2037 and 2038 and $44.9 million will not expire. We have federal R&D tax credit carryforwards of $2.6 million which will expire in various years between 2038 through 2045. U.S. federal net operating losses arising in tax years beginning after December 31, 2017 can be carried forward indefinitely, but for taxable years beginning after December 31, 2020, the deductibility of such U.S. federal NOLs is limited to 80% of current year taxable income. Additionally, we have state net operating loss carryforwards of $68.0 million which will expire in various years between 2038 through 2045.

Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses and other tax attributes to offset future taxable income or income tax. In general, an “ownership change” occurs if there is a greater than 50 percentage point change (by value) in a corporation’s equity ownership by certain stockholders over a rolling three year period. We may have experienced ownership changes in the past and may experience ownership changes in the future as a result of subsequent shifts in our stock ownership (many of which are outside our control). If it is determined that we have in the past experienced an ownership change, or if we undergo one or more ownership changes as a result of future transactions in our stock then we may not be able to utilize a material portion of our net operating losses prior to their expiration, even if we were to achieve profitability. To the extent we are not able to offset future taxable income with our net operating losses, our net income and cash flows may be adversely affected.

Technological breakthroughs in diabetes monitoring, treatment or prevention could render our insulin pump products obsolete.

The diabetes treatment market is subject to rapid technological change and product innovation. Our insulin pump products are based on our proprietary technology, but a number of companies, medical researchers and existing pharmaceutical companies are pursuing new delivery devices, delivery technologies, sensing technologies, procedures, drugs and other therapeutics for the monitoring, treatment and/or prevention of insulin-dependent diabetes. Any technological breakthroughs in diabetes monitoring, treatment or prevention could render our products obsolete, which would have a material adverse effect on our business, prospects, results of operations and financial condition and could result in stockholders losing their entire investment.

Any failure to attract and retain skilled directors, executives, employees and consultants could impair our product development and commercialization activities.

Our business depends on the skills, performance, and dedication of our directors, executive officers and key engineering, scientific and technical advisors. Many of our current engineering or scientific advisors are independent contractors and are either self-employed or employed by other organizations. As a result, they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, which may affect their ability to provide services to us in a timely manner. We will need to recruit additional directors, executive management employees, and advisers, particularly engineering, scientific and technical personnel, which will require additional financial resources. In addition, there is currently intense competition for skilled directors, executives and employees with relevant engineering, scientific and technical expertise, and this competition is likely to continue. If we are unable to attract and retain persons with sufficient engineering, scientific, technical and managerial experience, we may be forced to limit or delay our product development activities or may experience difficulties in successfully conducting our business, which would adversely affect our business, prospects, results of operations and financial condition.

Our operations are substantially dependent upon key personnel.

Our performance is substantially dependent on the continued services and performance of our senior management and certain other key personnel. In particular, we are dependent on the performance and continued engagement of Paul DiPerna, our chairman, president and principal financial officer. Although we believe we will be able to engage qualified personnel for such purposes, an inability to do so could materially adversely affect our ability to market, sell, and enhance our products. While Mr. DiPerna is currently devoting his full-time working efforts to us, other employees and consultants may only be available to us on a part-time basis. The loss of services of one or more of our executive officers, especially Mr. DiPerna, or other key employees or our inability to hire and retain other qualified employees, including but not limited to research and development, sales, manufacturing, and administrative support staff, could have a material adverse effect on our business, prospects, results of operations and financial condition.

We have and will need to outsource and rely on third parties for various aspects relating to the development, manufacture, sales and marketing of our insulin pump products, as well as in connection with assisting us in the preparation and filing of our regulatory submissions, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We are dependent on third parties for important aspects of our business strategy. We do not have the required financial resources and personnel to carry out independently all aspects of the development of our products, and have limited resources to manufacture, market and sell our current product candidate. As a result, we contract with and rely on third parties for important functions, including in connection with certain aspects of the development and finalization of our products, the preparation and filing of our regulatory submissions and manufacturing and commercialization of our pump products. We have in the past and will continue to enter into multiple agreements with third parties for such services. If problems develop in our relationships with third parties, or if such parties fail to perform as expected, it could lead to delays or lack of progress in obtaining regulatory clearance, significant cost increases, changes in our strategies, and even failure of our product initiatives.

We may not be able to identify, negotiate and maintain the strategic alliances necessary to develop and commercialize our products and technologies, and we will be dependent on our corporate partners if we do.

We may seek to enter into a strategic alliance with a diabetes-related service providing company for the further development and approval of our insulin pump product candidate. At this time, we have not entered into any such strategic alliance. Strategic alliances, if entered into, could potentially provide us with additional funds, expertise, access, and other resources in exchange for exclusive or non-exclusive licenses or other rights to the product that we are currently developing or a product we may explore in the future. We cannot give any assurance that we will be able to enter into strategic relationships with a diabetes-related service providing company or others in the near future or at all. In addition, we cannot assure you that any agreements that we do reach will allow us to achieve our goals or that such grants will be on terms that prove to be economically beneficial to us. When we do enter into strategic or contractual relationships, we become dependent on the successful performance of our partners or counter-parties. If they fail to perform as expected, such failure could adversely affect our financial condition, lead to increases in our capital needs, or hinder or delay our development efforts. See “Our Business -Employees” below.

We may not receive the necessary regulatory clearance or approvals for our insulin pump products, and failure to timely obtain necessary clearances and/or approvals could harm our then operations, including our ability to commercialize our products.

Before we can market a new medical device, such as our insulin pump, we must first receive clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or the “FDCA.” In the 510(k) clearance process, before a device may be marketed, the FDA must determine that such proposed device is “substantially equivalent” to a legally-marketed “predicate” device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (preamendments device), a device that was originally on the U.S. market pursuant to a premarket approval (PMA) and later down classified, or a 510(k)-exempt device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. In September 2024, we received FDA clearance to market and sell our initial pump product, our MODD1, in the United States.

Our Pivot product, which will be our second product after our MODD1 product, is the product that we intend to commercialize in 2026, if and when FDA approval is obtained. We submitted a 510(k) clearance for our Pivot product. The 510(k) clearance process can be expensive, lengthy and uncertain. The FDA’s 510(k) clearance process usually takes less than 12 months, but it can last longer. Despite the time, effort and cost, a device may not be approved or cleared by the FDA. Any delay or failure to obtain necessary regulatory authorizations could harm our business, including our ability to commercialize our future product candidates and our stockholders could lose their entire investment. Furthermore, even if we are granted the required regulatory authorizations, such authorizations may be subject to significant limitations on the indicated uses for the device, which may limit the market for our future product candidates.

If the FDA requires us to go through a lengthier, more rigorous examination for our future product candidates than we had expected, product introductions or modifications could be delayed or canceled, which could adversely affect our ability to grow our business.

The FDA can delay, limit or deny clearance or approval for our product candidates for many reasons, including, for example:

●	our inability to demonstrate to the satisfaction of the FDA that a product candidate is substantially equivalent to the proposed predicate device;

●	the disagreement of the FDA with the design or implementation of our performance testing protocols or the interpretation of data from our performance testing;

●	the data from performance testing may be insufficient to support a determination of substantial equivalence or that our device meets required special controls or applicable performance standards;

●	our inability to demonstrate that the benefits of our pump outweigh the risks;

●	the manufacturing process or facilities we intend to use may not meet applicable requirements; for example, we experienced issues maintaining insulin stability on an initial version of our MODD1 product, and we attributed this issue to the materials used in the initial production process; we made the necessary changes to our materials and process to address this issue to obtain FDA clearance for the MODD1 product; and

●	the potential for approval policies or regulations of the FDA to change significantly in a manner rendering our data or regulatory filings insufficient for clearance or approval.

In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval or clearance of our future product candidates or impact our ability to modify our future product candidate after clearance on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain clearance for our proposed future pump products, increase the costs of compliance or restrict our ability to maintain our current approval.

As a general rule, demonstration of conformity of medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of data supporting the safety and performance of the product candidates during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence.

Obtaining marketing authorization in the United States will not obviate the need to obtain marketing authorization in other jurisdictions We must obtain approval from foreign regulatory authorities before we can market and sell any of our product candidates in countries outside the United States. We will incur additional costs in seeking such approvals, may experience delays in obtaining such approvals and cannot be certain that such approvals will be granted.

The development, manufacture, and marketing of our product candidates outside the United States is subject to government regulation. In most foreign countries, we must complete rigorous pre-clinical testing and extensive human clinical trials that demonstrate the safety and efficacy of a product in order to apply for regulatory approval to market the product. If foreign regulatory authorities grant regulatory approval of a product, the approval may be limited to specific indications or limited with respect to its distribution. Expanded or additional indications for approved devices may not be approved, which could limit our potential revenues. Foreign regulatory authorities may refuse to grant any approval. Consequently, even if we believe that preclinical and clinical data are sufficient to support regulatory approval for our products, foreign regulatory authorities may not ultimately grant approval for commercial sale in any jurisdiction. If our product candidates are not approved in such jurisdictions, our ability to generate revenues will be limited and our business will be adversely affected.

Our competitors may develop products that are more effective, safer and less expensive than ours.

Existing insulin pumps are expensive, with the more popular models receiving reimbursement exceeding $4,000 under durable medical equipment or pharmacy benefit coverage from individuals without health insurance and often requiring significant patient copays. Others have daily use costs that exceed the reimbursement rates of many health insurance plans, forcing some users to spend thousands of dollars a year in copays. We believe this makes insurers hesitant to pay for any pumps and places pumps out of reach for many patients who cannot afford such out of pocket expenses.

We are engaged in the diabetes treatment sector of the healthcare marketplace, which is intensely competitive. There are current products that are quite effective at addressing the effects of diabetes, and we expect that new developments by other companies and academic institutions in the areas of diabetes treatment will continue. If approved for marketing by the FDA, depending on the approved clinical indication, our product will be competing with existing and future products related to treatments for diabetes.

Our competitors may:

●	develop product candidates and market products that increase the levels of safety or efficacy that our product candidates will need to show in order to obtain regulatory approval;

●	develop product candidates and market products that are less expensive or more effective than ours;

●	commercialize competing products before we can launch any products we are working to develop;

●	hold or obtain proprietary rights that could prevent us from commercializing our products; or

●	introduce therapies or market medical products that render our current product and future product candidates obsolete.

We expect to compete against large medical device companies, such as Medtronic, Inc., Tandem Diabetes Care, Inc. and Insulet Corporation, smaller companies that are collaborating with larger medical device companies, new companies, academic institutions, government agencies and other public and private research organizations. These competitors, in nearly all cases, produce similar products relative to the treatment of diabetes and have substantially greater financial resources than we do. Some of our competitors also have significantly greater experience in:

●	developing medical device and other product candidates;

●	undertaking testing and clinical studies;

●	building relationships with key customers and opinion-leading physicians;

●	obtaining and maintaining FDA and other regulatory approvals;

●	formulating and manufacturing medical devices;

●	launching, marketing and selling medical devices;

●	providing management oversight for all of the above-listed operational functions; and

●	obtaining insurance coverage and reimbursement for their competitive products.

If we fail to achieve acceptance over other existing or newly developed products, we may be unable to obtain regulatory approval or successfully commercialize our future insulin pump product candidates. If our competitors’ market medical devices that are less expensive, safer or more effective than our insulin pump, or that gain or maintain greater market acceptance, we may not be able to compete effectively, which would adversely affect our business, prospects, results of operations and financial condition. See “Business - Competition.”

We expect to rely on third-party manufacturers and will be dependent on their quality and effectiveness.

Our insulin pump requires precise, high-quality manufacturing. The failure to achieve and maintain high manufacturing standards, including failure to detect or control anticipated or unanticipated manufacturing errors or the frequent occurrence of such errors, could result in patient injury or death, discontinuance or delay of ongoing or planned clinical studies, delays or failures in product testing or delivery, cost overruns, product recalls or withdrawals and other problems that could seriously hurt our business. Contract medical device manufacturers often encounter difficulties involving production yields, quality control and quality assurance and shortages of qualified personnel. These manufacturers are subject to stringent regulatory requirements, including the FDA’s current good-manufacturing-practices regulations. If our contract manufacturers fail to maintain ongoing compliance at any time, the production of our product could be interrupted, resulting in delays or discontinuance of our clinical studies, additional costs and loss of potential revenues.

We may not be able to successfully scale-up manufacturing of our products in sufficient quality and quantity, which would delay or prevent us from commercializing our products.

In order to conduct larger-scale or late-stage clinical studies and for commercialization of our insulin pump products, if 510(k) clearance is granted for any product, we will need to manufacture it in larger quantities. We may not be able to successfully increase the manufacturing capacity for our MODD 1 product or future product candidates in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up activities. If we are unable to successfully scale up the manufacture of our product candidate in sufficient quality and quantity, the development and testing of our product candidates and regulatory approval or commercial launch may be delayed, which could significantly harm our business.

We are dependent upon third-party suppliers to manufacture our product, and this makes us vulnerable to supply shortages and price increases; we may not be able to obtain an adequate supply of components on a timely basis or at all.

The manufacture of our product will require the timely delivery of sufficient amounts of components from multiple suppliers in various countries. We have been working closely with our suppliers to ensure continuity of supply, but we cannot guarantee these efforts will be successful. Due to the supply chain issues experienced by the semiconductor industry, at times, we have experienced delays obtaining integrated circuits from certain suppliers. We may need to enter into “take or pay” contracts with suppliers. We have also seen price increases for various components. We do not have supply agreements with any of our suppliers, and we make purchases based on individual purchase orders. An interruption, delay, or inability to obtain components from our third-party suppliers at acceptable prices in a timely manner, could hinder our ability to manufacture our products and have a material adverse effect on our business, prospects, financial condition and results of operations.

We may be subject to potential product liability and other claims that could materially impact our business and financial condition.

The marketing and sale of our insulin pump exposes us to the risk of significant damages from product liability and other claims, and the use of our product in clinical studies may result in adverse effects from liability claims. We cannot predict all the possible harms or adverse effects that may result. We have obtained product liability insurance to provide some protection from potential claims. Nonetheless, we may not have sufficient resources to pay for any liabilities resulting from a personal injury or other claim, even if it is partially covered by insurance. In addition to the possibility of direct claims, we may be required to indemnify third parties against damages and other liabilities arising out of our development, commercialization and other business activities, which would increase our liability exposure. If third parties that have agreed to indemnify us fail to do so, we may be held responsible for those damages and other liabilities as well.

Legislative, regulatory, or medical cost reimbursement changes may adversely impact our business.

New laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, that relate to the health care system in the U.S. and in other jurisdictions may change the nature of and regulatory requirements relating to innovations in medical devices, testing and regulatory approvals, limit or eliminate payments for medical procedures and treatments, or subject the pricing of medical devices to government control. In addition, third-party payors in the U.S. are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new products. Consequently, significant uncertainty exists as to the reimbursement status of newly approved health care products. Significant changes in the health care system in the U.S. or elsewhere, including changes resulting from adverse trends in third-party reimbursement programs, could have a material adverse effect on our projected future operating results and our ability to raise capital, commercialize products, and remain in business.

We are subject to extensive regulation by the FDA, which could restrict the sales and marketing of our insulin pump products and could cause us to incur significant costs.

Our insulin pump products are subject to extensive regulation by the FDA. These regulations relate to manufacturing, labeling, sale, promotion, distribution and shipping. Before a new medical device, or a new intended use of a legally marketed device, can be marketed in the United States, it must be cleared or approved by the FDA through the applicable premarket review process (510(k), PMA, or de novo classification), unless an exemption applies. While we have received 510(k) clearance for our initial insulin pump product, the MODD1, which we do not intend to commercialize, we may be required to obtain new 510(k) clearances for significant post-market modifications to the pump. For example, our Pivot product, which is the product that we will commercialize, requires 510(k) clearance, and we made a submission to the FDA and are responding to FDA comments on our submission. Each premarket submission and review process can be expensive and lengthy, and entail significant user fees, unless exempt.

Medical devices may be marketed only for the indications for which they are approved or cleared. Further, 510(k) clearance can be revoked if safety or effectiveness problems develop once the device is on the market.

The current regulatory requirements to which we are subject may change in the future in a way that adversely affects us. If we fail to comply with present or future regulatory requirements that are applicable to us, we may be subject to enforcement action by the FDA, which may include any of the following sanctions:

●	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

●	customer notification, or orders for repair, replacement or refunds;

●	voluntary or mandatory recall or seizure of our current or future products;

●	administrative detention by the FDA of medical devices believed to be adulterated or misbranded;

●	imposing operating restrictions, suspension or shutdown of production;

●	refusing our requests for 510(k) clearance, PMA or de-novo classification of any new products, new intended uses or modifications to our insulin pump;

●	rescinding 510(k) clearance that has already been granted; and

●	criminal prosecution.

The occurrence of any of these events would have a material adverse effect on our business, financial condition and results of operations and could result in stockholders losing their entire investment.

Although our insulin pump products do not presently require clinical trials to apply to the FDA for clearance, and even if a clinical trial is completed, the results of our clinical testing may not demonstrate the safety and efficacy of the device or may be equivocal or otherwise not be sufficient for us to obtain approval of our product candidates.

Clinical trials are almost always required to support a PMA application and may also be required to support 510(k) submissions, although at this time our products do not require a PMA. If the device presents a “significant risk” to human health as defined by the FDA, the FDA requires the study sponsor to submit an investigational device exemption, or IDE, application and obtain IDE approval prior to commencing human clinical trials. The IDE must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. An IDE will automatically become effective 30 days after receipt by the FDA, unless the FDA denies the application or notifies the sponsor that the investigation is on hold and may not begin until the sponsor provides supplemental information about the investigation that satisfies the agency’s concerns. The FDA may also notify the sponsor that the study is approved as proposed. If the FDA determines that there are deficiencies or other concerns with an IDE that require modification of the study, the FDA may permit a clinical trial to proceed under conditional approval. Furthermore, the agency may withdraw approval of an IDE under certain circumstances. Clinical trials for a significant risk device may begin once an IDE is approved by the FDA and the appropriate Institutional Review Board, or IRB, at each clinical trial site. If the product is deemed a “non-significant risk” device, IDE approval from the FDA would not be required, but the clinical trial would need to meet other requirements including IRB approval. Our clinical trials must be conducted in accordance with FDA regulations and federal and state regulations concerning human subject protection, including informed consent and healthcare privacy. A clinical trial may be suspended by the FDA or at a specific site by the relevant IRB at any time for various reasons, including a determination that the risks to the trial participants outweigh the benefits of participation in the clinical trial. Even if a clinical trial is completed, the results of our clinical testing may not demonstrate the safety and efficacy of the device or may be equivocal or otherwise not be sufficient for us to obtain approval of our product.

Our success depends substantially upon our ability to obtain and maintain intellectual property protection relating to our insulin pump products and research technologies.

We have applied to the U.S. Patent and Trademark Office, or the USPTO, and various foreign patent agencies for patents on our proprietary fluid movement technology and our insulin delivery methodology. To date, the USPTO has granted six patents to us, and we have been awarded four patents by foreign jurisdictions. We have additional applications pending and in various stages of review by the USPTO and foreign patent agencies. There can be no assurance that we will be issued additional patents by the USPTO or foreign patent agencies and that any of our patents will prevent other companies from competing with us. We will continue to attempt to patent our innovations, as appropriate, to help ensure a sustainable competitive advantage.

Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering health care product inventions, our ability to enforce our existing patents and to obtain and enforce patents that may issue from any pending or future patent applications is uncertain and involves complex legal, scientific and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in medical device patents. Thus, we cannot be sure that any patents will issue from any pending or future patent applications owned by or licensed to us. Even if patents do issue, we cannot be sure that the claims of these patents will be held valid or enforceable by a court of law, will provide us with any significant protection against competing products, or will afford us a commercial advantage over competitive products. If, at some point in the future, one or more products resulting from our product candidates is approved for sale by the FDA and we do not have adequate intellectual property protection for those products, competitors could duplicate them for approval and sale in the United States without repeating the extensive testing required of us to obtain FDA approval.

If we are sued for infringing on third-party intellectual property rights, it will be costly and time-consuming, and an unfavorable outcome would have a significant adverse effect on our business.

Our ability to commercialize our pump products depends on our ability to use, manufacture and sell our product current and future product candidates without infringing the patents or other proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the diabetes medical device area. There may be existing patents, unknown to us, on which our activities with our insulin pump products could infringe.

If a third party claims that our actions infringe on its patents or other proprietary rights, we could face a number of issues that could materially harm our competitive position, including, but not limited to:

●	infringement and other intellectual property claims that, even if meritless, can be costly and time-consuming, delay the regulatory approval process and divert management’s attention from our core business operations;

●	an order that we pay substantial damages for infringement, including consequential damages for lost of profits or market share, if a court determines that our products or technologies infringe on a third party’s patent or other proprietary rights;

●	a court prohibiting us from selling or licensing our products or technologies unless the holder licenses the patent or other proprietary rights to us, which it is not required to do; and

●	even if a license is available from a holder, we may have to pay substantial royalties or grant cross-licenses to our patents or other proprietary rights.

If any of these events occur, it could significantly harm our operations and financial condition and negatively affect our stock price.

If we are unable to protect the confidentiality of our proprietary information, the value of our technology and products could be adversely affected.

In addition to patented technology and technology for which patent protection is being sought, we rely on our unpatented technology, trade secrets and know-how. We generally seek to protect this information by confidentiality, non-disclosure and assignment of invention agreements with our officers, employees, contractors and other service providers and with parties with which we do business. These agreements may be breached, which breach may result in the misappropriation of such information, and we may not have adequate remedies for any such breach. We cannot be certain that the steps we have taken will prevent unauthorized use or reverse engineering of our technology.

Moreover, our trade secrets may be disclosed to or otherwise become known or be independently developed by competitors. To the extent that our officers, employees, contractors, other service providers, or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. If, for any of the above reasons, our intellectual property is disclosed or misappropriated, it would harm our ability to protect our rights and have a material adverse effect on our business, financial condition, and results of operations.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to gain and maintain a competitive advantage. The following examples are illustrative:

●	others may be able to make devices that are similar to our insulin pump but that are not covered by the claims of the patents that we own;

●	we or any collaborators might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own;

●	we might not have been the first to file patent applications covering certain of our inventions;

●	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

●	it is possible that our pending patent applications will not lead to issued patents;

●	issued patents that we own may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges;

●	our competitors might conduct research and development activities in the U.S. and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets; and

●	we may not develop additional proprietary technologies that are patentable.

Healthcare reform and drug-pricing reform laws could adversely affect our products and financial condition.

In the United States, there have been, and continue to be, a number of legislative initiatives to contain healthcare costs. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (ACA), was enacted in the United States, which made a number of substantial changes in the way healthcare is financed by both governmental and private insurers. Among other ways in which it may affect our business, the ACA implemented payment system reforms, including a national pilot program on payment bundling to encourage hospitals, physicians, and other providers to improve the coordination, quality, and efficiency of certain healthcare services through bundled payment models and expanded the eligibility criteria for Medicaid programs. Since its enactment, there have been judicial, executive, and Congressional challenges to certain aspects of the ACA. It is unclear how the ACA and its implementation, as well as efforts to repeal or replace, or invalidate, the ACA, or portions thereof, will affect our insulin pump or our business. Additional legislative changes, regulatory changes, and judicial challenges related to the ACA remain possible. It is possible that the ACA, as currently enacted or as it may be amended in the future, and other healthcare reform measures that may be adopted in the future, could have an adverse effect on our industry generally and on our ability to commercialize our insulin pump products and achieve profitability. We have assumed in all of our financial projections that there is not an increase in the reimbursement for our products through the pharmacy or durable medical equipment routes.

Drug pricing continues to be a subject of debate at the executive and legislative levels of U.S. government. The American Rescue Plan Act of 2021 eliminated the statutory cap on rebates that drug manufacturers pay to Medicaid beginning January 1, 2024. With the elimination of the rebate cap, manufacturers may be required to compensate states in an amount greater than what the state Medicaid programs pay for the drug. Additionally, the Inflation Reduction Act of 2022 contains substantial drug pricing reforms, including the establishment of a drug price negotiation program within the U.S. Department of Health and Human Services that would require manufacturers to charge a negotiated “maximum fair price” for certain selected drugs or pay an excise tax for noncompliance, the establishment of rebate payment requirements on manufacturers of certain drugs payable under Medicare Parts B and D to penalize price increases that outpace inflation, and requires manufacturers to provide discounts on Part D drugs. Substantial penalties can be assessed for noncompliance with the drug pricing provisions in the Inflation Reduction Act of 2022. The Inflation Reduction Act of 2022 could have the effect of reducing the prices we can charge and reimbursement we receive for our products, if approved, thereby reducing our profitability, and could have a material adverse effect on our financial condition, results of operations and growth prospects. The effect of Inflation Reduction Act of 2022 on our business and the pharmaceutical industry in general is not yet known.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. We expect that additional federal, state and foreign healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in limited coverage and reimbursement and reduced demand for our products, once approved, or additional pricing pressures.

These and other healthcare reform measures that may be adopted in the future may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any current product or future product candidate. Any reduction in reimbursement from Medicare or other government healthcare programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products. Legislative and regulatory proposals have been made to expand post approval requirements and restrict sales and promotional activities for drugs. We cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of any current or future product candidates, if any, may be. In addition, increased Congressional scrutiny of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

Even if we are able to obtain all regulatory approvals and have completed all other steps needed to be taken to commercialize our insulin pump, if we or any contract manufacturers we select fail to comply with the FDA’s quality system regulations, the manufacturing and distribution of our products could be interrupted, and our sales and operating results could suffer.

We have established initial, low-volume manufacturing capability in our facility and with a tier one medical device contract manufacturer. We and the contract manufacturer of our insulin pump products will be required to comply with the FDA’s quality system regulations, which impose a complex regulatory framework that covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of medical devices. The FDA enforces its quality system regulations through periodic unannounced inspections. We cannot assure you that, in the future, any manufacturing facilities owned by us or any contract manufacturer will pass any quality system inspection. In the event that our or any contract manufacturer’s facilities fails a quality system inspection, the manufacturing or distribution of our products could be interrupted and our operations disrupted. Failure to take adequate and timely corrective action in response to an adverse quality system inspection could force a suspension or shutdown of any packaging and labeling operations or then manufacturing operations of any contract manufacturers, or a recall of our insulin pump products. If any of these events were to occur, we at such time would not be able to provide our customers with the quantity of insulin pumps that they require on a timely basis, our reputation could be harmed and we could lose any customers we then have, any or all of which could have a material adverse effect on our business, financial condition and results of operations.

We may bring infringement claims or other legal proceedings against third parties, causing us to spend substantial resources on litigation and exposing our own intellectual property portfolio to challenge.

We may come to believe that third parties are infringing on our patents or other proprietary rights. To prevent infringement or unauthorized use, we may need to file infringement and/or misappropriation suits, which are very expensive and time-consuming, could result in meritorious counterclaims against us and would distract management’s attention. Also, in an infringement or misappropriation proceeding, a court may decide that one or more of our patents is invalid, unenforceable, or both, in which case third parties may be able to use our technology without paying license fees or royalties. Even if the validity of our patents is upheld, a court may refuse to stop the other party from using the technology at issue on the grounds that the other party’s activities are not covered by our patents. See “Business - Patents,” below.

We may become involved in disputes with our present or future contract partners over intellectual property ownership or other matters, which would have a significant effect on our business.

Inventions discovered in the course of performance of contracts with third parties or contractors may become jointly owned by such third-party contractors and us, in some cases, and the exclusive property of one of us, in other cases. Under some circumstances, it may be difficult to determine who owns a particular invention or whether it is jointly owned, and disputes could arise regarding ownership or use of those inventions or jointly developed improvements thereto. Other disputes may also arise relating to the performance or alleged breach of our agreements with third parties. Any disputes could be costly and time-consuming, and an unfavorable outcome could have a significant adverse effect on our business.

Our insulin pump products may be subject to recalls, which would harm our reputation, business operations and financial results.

The FDA has the authority to require the recall of our pump products, if we commence manufacturing of our insulin pumps, and we, or any contract manufacturers we retain, fail to comply with relevant regulations pertaining to manufacturing practices, labeling, advertising or promotional activities, or if new information is obtained concerning the safety or efficacy of the device. A government-mandated recall could occur if the FDA finds that there is a reasonable probability that our device would cause serious, adverse health consequences or death. A voluntary recall by us could occur as a result of manufacturing defects, labeling deficiencies, packaging defects or other failures to comply with applicable regulations. Any recall would divert management’s attention and financial resources and harm our reputation with customers. A recall involving our insulin pump products would be particularly harmful to our business, financial condition and results of operations because these are currently our only products.

Our current insulin pump product does not yet have reimbursement and is not approved for insurance coverage. If in the future we are otherwise able to commercialize our insulin pump products, but are unable to obtain adequate reimbursement or insurance coverage for such product from third-party payors, we will be unable to generate significant revenue.

Our Pivot insulin pump is not yet eligible for reimbursement and is not approved for insurance coverage. The future availability of insurance coverage and reimbursement for newly approved medical devices is highly uncertain. In the United States, patients using insulin pumps are generally reimbursed for all or part of the product cost by Medicare or other third-party payors. Any future commercial success of our insulin pump products will be substantially dependent on whether third-party coverage and reimbursement is available for future customers. Medicare, Medicaid, health maintenance organizations and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new medical devices, and, as a result, they may not cover or provide adequate reimbursement for our insulin pump, assuming we are able to fully develop and obtain all regulatory approval to market it in the United States. In addition, in certain countries, no uniform policy of coverage and reimbursement for medical device products and services exists among third- party payors. Therefore, coverage and reimbursement for medical device products and services can differ significantly from payor to payor. In addition, payors continually review new technologies for possible coverage and can, without notice, deny coverage for these new products and procedures. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained or maintained, if obtained. Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. In many international markets, a product must be approved for reimbursement before it can be approved for sale in that country. Further, many international markets have government-managed healthcare systems that control reimbursement for new devices and procedures. Accordingly, unless government and other third-party payors provide coverage and reimbursement for our insulin pump products, patients may not use it, which would cause investors to lose their entire investment.

Risks Related to Our Securities

Any disruption and/or instability in economic conditions and capital markets could adversely affect our ability to access the capital markets, and thus adversely affect our business and liquidity.

Negative economic conditions and instability or uncertainty in the financial markets could have a negative impact on our ability to access the capital markets, and thus have a negative impact on our then operations and liquidity. We face certain risks in the event of a sustained deterioration of financial market liquidity, as well as in the event of sustained deterioration in the liquidity, or failure, of our banking, cash management and custodial financial institutions. A general shortage of liquidity and credit combined with the substantial losses in worldwide equity markets could lead to an extended worldwide recession in the future. If such occurred, we would face significant challenges if conditions in the capital markets did not improve. Our ability to access the capital markets under such circumstances could be severely restricted at a time when we need to access such markets, which could have a negative impact on our business plans. Even if we are able to raise capital under such circumstances, it may not be at a price or on terms that are favorable to us. We cannot predict the occurrence of future disruptions or how long such negative conditions might continue

International trade policies, including protectionist trade policies, such as tariffs and sanctions, could adversely affect our business, results of operations and financial condition.

Due to the interconnectedness of the global economy, policy changes in one area of the world can have an immediate and material adverse impact on markets around the world. Changes in international trade policies, including: (i) changes to existing trade agreements; (ii) greater restrictions on free trade generally; and (iii) significant increases in customs duties and tariffs on goods imported into the United States and reciprocal actions by other countries, could adversely affect our business, results of operations and financial condition.

Current or future tariffs or other restrictive trade measures may raise the costs of raw materials, components or finished goods, which may adversely impact both our product offerings and our operational expenses. Such cost increases may reduce our margins and require us to increase prices, which could harm our competitive position, reduce customer demand and damage customer relationships.

Trade disputes, trade restrictions, tariffs and other political tensions between the U.S. and other countries may also exacerbate unfavorable macroeconomic conditions including inflationary pressures, foreign exchange volatility, financial market instability, and economic recessions or downturns, which may also negatively impact customer demand for our products or services, delay purchases or renewals, limit expansion opportunities with customers, limit our access to capital, or otherwise negatively impact our business and operations. Ongoing tariff, trade restrictions and macroeconomic uncertainty has and may continue to contribute to volatility in the price of our common stock.

Ongoing uncertainty regarding trade policies may also complicate our short- and long-term strategic planning, and that of our partners and customers, including decisions regarding hiring, product strategy, capital investment, supply chain design and geographic expansion.

While we continue to monitor trade developments, the ultimate impact of these risks remains uncertain and any prolonged economic downturn, escalation in trade tensions, or deterioration in international perception of U.S.-based companies could materially and adversely affect our supply chain, as well as our business, results of operations and financial condition. In addition, tariffs and other trade developments have and may continue to heighten the risks related to the other risk factors described in this Report.

Third parties might attempt to gain unauthorized access to our network or seek to compromise our products.

Our business is dependent on the security and efficacy of our networks and computer and data management systems, and we rely on our internal computer networks for many of the systems we use to operate our business generally. From time to time, we may face attempts by others to gain unauthorized access through the Internet or otherwise or to introduce malicious software to our information technology systems. We or our products may be a target of computer hackers, organizations or malicious attackers who attempt to:

●	gain access to our network;

●	steal proprietary information related to our business, products and employees; or

●	interrupt our systems.

From time to time, we may encounter attempts at gaining unauthorized access to our network, and we periodically run security checks. While we seek to detect and investigate unauthorized attempts and attacks against our network and products of which we become aware, and to prevent their recurrence where practicable through changes to our internal processes and tools and/or changes to our products, we remain potentially vulnerable to additional known or unknown threats. In addition to intentional security breaches, the integrity and confidentiality of Company and customer data and our intellectual property may be compromised as a result of human error, product defects, or technological failures. Different geographic markets may have different regulations regarding data protection, raising potential compliance risks. Further, retaliatory acts by foreign governments or terrorist organizations in response to policies of the United States government could include cyber-attacks that could disrupt the economy more generally or that could also impact our operations directly or indirectly. Any failure or perceived failure by us or our service providers to prevent information security breaches or other incidents or system disruptions, or any compromise of security that results in or is perceived or reported to result in unauthorized access to, or loss, theft, alteration, release or transfer of, our information, or any personal information, confidential information, or other data could result in loss or theft of proprietary or sensitive data and intellectual property, could harm our reputation and competitive position and could expose us to legal claims, regulatory investigations and proceedings, and fines, penalties, and other liability. Any such actual or perceived security breach, incident or system disruption could also divert the efforts of our personnel, and could require us to incur significant costs and operational consequences in connection with investigating, remediating, eliminating and putting in place additional tools, devices, policies, and other measures designed to prevent actual or perceived security breaches and other incidents and system disruptions, and in, for example, rebuilding internal systems, reduced inventory value, providing modifications to our products and services, defending against claims and litigation, responding to regulatory inquiries or actions, paying damages, or taking other remedial steps with respect to third parties. Moreover, we could be required or otherwise find it appropriate to expend significant capital and other resources to respond to, notify third parties of, and otherwise address the incident or breach and its root cause, and to notify individuals, regulatory authorities and others of security breaches involving certain types of data.

Further, we cannot assure that any limitations of liability provisions in our current or future contracts that may be applicable would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim relating to a security breach or other security-related matter. We also cannot be sure that any insurance coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover claims related to a security breach or incident, or that the insurer will not deny coverage as to any future claim. The successful assertion of claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results, and reputation.

We are subject to oversight by the SEC and other regulatory agencies. Investigations by those agencies could divert management’s focus and could have a material adverse effect on our reputation and financial condition.

We are subject to the regulation and oversight of the SEC and state regulatory agencies, in addition to the FDA. As a result, we may face legal or administrative proceedings by these agencies. We are unable to predict the effect of any investigations on our business, financial condition or reputation. In addition, publicity surrounding any investigation, even if ultimately resolved in our favor, could have a material adverse effect on our business.

If we are unable to satisfy the continued listing requirements of Nasdaq, our common stock could be delisted and the price and liquidity of our common stock may be adversely affected.

Our common stock may lose value and could be delisted from Nasdaq due to several factors or a combination of such factors. While our common stock is currently listed on Nasdaq, we can give no assurance that we will be able to satisfy the continued listing requirements of Nasdaq in the future, including but not limited to the corporate governance requirements and the minimum closing bid price requirement or the minimum equity requirement.

On June 30, 2025, we received a letter from Nasdaq’s Listing Qualifications Staff indicating that, based upon the closing bid price of our common stock for the 30 consecutive business days ending on June 27, 2025, we no longer met the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5550(a)(2).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided a period of 180 calendar days, or until December 29, 2025, in which to regain compliance. In order to regain compliance with the minimum bid price requirement, the closing bid price of our common stock must be at least $1 per share for a minimum of ten consecutive business days during this 180-day period. In the event we did not regain compliance within this 180-day period, we were eligible to seek an additional compliance period of 180 calendar days provided we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and if we provided written notice to Nasdaq of our intent to cure the deficiency during this second compliance period by effecting a reverse stock split, if necessary. On December 30, 2025, we received written notification from the Listing Qualifications Department of Nasdaq, granting our request for a 180-day extension to regain compliance with the Bid Price Rule. We now have until June 29, 2026 to meet the requirement. If at any time prior to June 29, 2026, the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, we will regain compliance with the minimum bid price requirement. If we do not regain compliance with the minimum bid price requirement during the additional 180-day extension, Nasdaq will provide. written notification that our common stock will be delisted. At that time, we may appeal the relevant delisting determination to a hearings panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules. However, there can be no assurance that, if we do appeal the delisting determination by Nasdaq to the hearings panel, that such appeal would be successful. We will continue to monitor the closing bid price of our common stock and evaluate its available options to regain compliance with the minimum bid price requirement.

If we were to be delisted, we would expect our common stock to be traded in the over-the-counter market which could adversely affect the liquidity of our common stock. Additionally, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our common stock;

●	a decreased ability to issue additional securities or obtain additional financing in the future;

●	reduced liquidity for our stockholders;

●	potential loss of confidence by customers, collaboration partners and employees; and

●	loss of institutional investor interest.

In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement, or prevent future non-compliance with Nasdaq’s listing requirements.

We are a “smaller reporting company” and, as a result of the reduced disclosure and governance requirements applicable to smaller reporting companies, our common stock may be less attractive to investors.

We are a “smaller reporting company,” and are subject to lesser disclosure obligations in our SEC filings compared to other issuers. Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings, are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our operating results and financial prospects.

We do not expect any cash dividends to be paid on our shares of common stock for the foreseeable future.

We have never declared or paid a cash dividend and we do not anticipate declaring or paying dividends on our common stock for the foreseeable future. We expect to use future financing proceeds and earnings, if any, to fund operating expenses. Consequently, stockholders’ only opportunity to achieve a return on their investment is if the price of our stock appreciates and they sell their shares at a profit. We cannot assure stockholders of a positive return on their investment when they sell their shares or that stockholders will not lose the entire amount of their investment.

If the beneficial ownership of our common stock continues to be concentrated, it may prevent our stockholders from influencing significant corporate decisions.

As of March 2, 2026, our executive officers, directors and certain persons, who may be deemed affiliates, beneficially owned approximately 12.5% of our issued and outstanding common stock. Specifically, James Besser, our chief executive officer, and Morgan Frank, a member of our board of directors, are the principals of Manchester Explorer, L.P., our largest stockholder. As of March 2, 2026, in the aggregate, Messrs. Besser and Frank were the beneficial owners of approximately 6.4% of our outstanding common stock. As a result, such persons may exercise substantial influence over the outcome of corporate actions requiring stockholder approval including, without limitation, the election of directors, certain mergers, consolidations and sales of all or substantially all of our assets or any other significant corporate transactions. Such persons may also vote against a change of control, even if such a change of control would benefit our other stockholders. Thus, investors in our common stock cannot reasonably expect to have any influence over the election of our directors or other matters submitted to a vote of our stockholders. Instead, our existing significant stockholders may exert a substantial influence on the election of our directors and any actions requiring or otherwise put to a stockholder vote, potentially in a manner that you do not support. The concentrated amount of control over our affairs held by a relatively few significant investors could serve to reduce the attractiveness or liquidity of our common stock, and thereby depress its trading price. Additionally, conflicts of interest may arise between these executive officers, directors and other affiliates, on the one hand, and us and our other stockholders, on the other hand. In resolving these conflicts of interests, these investors may favor their own interests and the interests of their affiliates, over the interests of our other stockholders, which could cause a material adverse effect on our business, prospects, financial condition and results of operations.

Future sales of our securities could adversely affect the market price of our common stock and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

We may sell securities in the public or private equity markets at prices per share below the current market price of our common stock, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our shares and our ability to raise capital. We may issue additional shares of common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. Moreover, sales of substantial amounts of shares in the public market, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock and make it more difficult for us to raise additional capital. Such resulting significant downward pressure on the price of our common stock could also encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

Our articles of incorporation allow for our board of directors to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Currently, our board of directors has the authority to designate and issue up to 5,000,000 shares of our preferred stock without further stockholder approval. In the future, our board of directors could authorize the issuance of one or more series of preferred stock that would grant to holders, among other rights, the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of our preferred shares acquired by such persons, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely affect the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. Our management has concluded that our internal controls over financial reporting are ineffective and has identified a material weakness in our internal controls over financial statement reporting. While management is working to remediate the material weakness, there is no assurance that such changes, when economically feasible and sustainable, will remediate the identified material weakness or that the controls will prevent or detect future material weaknesses. If we are unable to maintain effective internal controls, we may not have adequate, accurate or timely financial information, and we may be unable to meet our reporting obligations as a public company, including the requirements of the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act). In addition, we may be unable to accurately report our financial results in future periods or report them within the timeframes required by the requirements of the SEC or the Sarbanes-Oxley Act. Failure to comply with the Sarbanes-Oxley Act, when and as applicable, could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in identification of additional material weaknesses or significant deficiencies, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements.

Furthermore, Section 404 of the Sarbanes-Oxley Act and related regulations require our management to evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year. Based on its evaluation, our management concluded that our internal controls over financial reporting were effective as of March 31, 2025. We cannot provide assurance that, in the future, a material weakness or significant deficiency will not exist or otherwise be discovered. If that were to happen, it could harm our operating results and cause stockholders to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our securities.

Sustained inflation could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Inflation rates in the United States have remained elevated and may continue to rise. Inflation over the last several months has led us to experience higher costs, including, among others, labor and transportation. Some of our suppliers have raised their prices and may continue to raise prices, and, assuming we achieve FDA clearance and commence commercialization of our product, in the future, we may not be able to make corresponding price increases to obtain adequate gross margins and achieve profitability. If inflation rates continue to rise or remain elevated for a sustained period of time, they could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Our board of directors is able to adopt recapitalizations through forward or reverse splits of our outstanding shares of common stock without stockholder approval.

Pursuant to our amended and restated articles of incorporation, our board of directors has the power, without obtaining stockholder approval, to effectuate recapitalizations of us through forward or reverse splits of our outstanding common stock. As a result of such provision, our board of directors can implement recapitalizations of us by effectuating a forward or reverse stock split of our outstanding common stock, which would increase or decrease each of our stockholder’s number of shares owned, and our stockholders will have no right to approve or disapprove any such action even if such actions have a material adverse effect on them.

Risks Related to this Offering and Ownership of Our Common Stock

This is a reasonable best-efforts offering, with no minimum amount of securities required to be sold, and we may sell fewer than all of the securities offered hereby.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering, and there can be no assurance that the offering contemplated hereby will ultimately be consummated. We believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will meet our capital needs for at least the next four months under our current business plan.

Even if we sell securities offered hereby, because there is no minimum offering amount required as a condition to closing of this offering, the actual offering amount is not presently determinable and may be substantially less than the maximum amount set forth on the cover page of this prospectus. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

Because there is no minimum required for the offering to close, investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus.

We have not specified a minimum offering amount in connection with this offering. Because there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Further, because there is no minimum investment amount, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. Investor funds will not be returned under any circumstances whether during or after the offering.

Purchasers of common stock in this offering will experience dilution in the net tangible book value of their investment. You may experience dilution upon the exercise of outstanding stock options and warrants, or the conversion or exchange of other securities.

The public offering price per share of common stock and accompanying common warrants in this offering is lower than the net tangible book value per share of our common stock before giving effect to this offering. Based on an combined public offering price of $0.1762 per share of common stock and accompanying common warrant, if you purchase common stock in this offering, you will incur immediate dilution of approximately $0.06 per share, representing the difference between our net tangible book value per share as of December 31, 2025 and the public offering price per share of common stock and accompanying common warrant. However, if outstanding options or warrants are exercised, other securities are converted or exchanged for shares of common stock, you could experience dilution. For a further description of the dilution that you will experience immediately after this offering, see the section in this prospectus entitled “Dilution.”

A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. A substantial majority of the outstanding shares of our common stock are, and the shares of common stock sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act.

Upon completion of this offering, based on our shares of common stock outstanding as of March 2, 2026 and the combined offering price of $0.1762 per share and accompanying common warrant, we will have approximately 145.8 million shares of common stock outstanding, the majority of which may be resold into the public market immediately without restriction, unless owned or purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act.

As of March 2, 2026, we had outstanding common stock purchase warrants exercisable for 23.2 million shares with exercise prices ranging from $0.45 to $6.60 per share. The shares of our common stock underlying the warrants to be issued in this offering will, upon issuance, be freely tradeable without restriction or further registration under the Securities Act.

There may be future sales of our common stock, which could adversely affect the market price of our common stock and dilute a stockholder’s ownership of common stock.

The sale of our common stock resulting from (a) exercise of any options or vesting of restricted stock units granted to executive officers and other employees under our equity compensation plan and (b) of any warrants, and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock. Other than the restrictions set forth in the section titled “Plan of Distribution,” we are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive shares of common stock, provided that we are subject to the requirements of the Nasdaq Capital Market (which generally requires stockholder approval for any transactions which would result in the issuance of more than 20% of our then outstanding shares of common stock or voting rights representing over 20% of our then outstanding shares of stock). Sales of a substantial number of shares of our common stock in the public market or the perception that such sales might occur could materially adversely affect the market price of the shares of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Accordingly, our stockholders bear the risk that our future offerings will reduce the market price of our common stock and dilute their stock holdings in us.

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

Our management will have broad discretion over the use of net proceeds from this offering, and we could spend the net proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We currently expect to use the net proceeds from this offering for general corporate purposes, including working capital, to fund our operations through the approval of our Pivot product by the FDA, to commence initial commercialization of our Pivot product, to fund additional research and development activities, and to further develop our manufacturing and production capabilities and make related capital expenditures. However, our use of these net proceeds may differ substantially from our current plans. If we do not invest or apply the net proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

There is no public market for the warrants being offered in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the warrants will be limited.

Holders of warrants purchased in this offering will have no rights as a common stockholder until such holder exercises its warrants and acquires our common stock, except as set forth in such warrants.

Until holders of warrants acquire shares of our common stock upon exercise thereof, such holders will have no rights with respect to the shares of our common stock underlying the warrants. Upon exercise of the warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The warrants are speculative in nature.

The warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price for a limited period of time. Specifically, holders of the common warrants may exercise their right to acquire the common stock and pay an exercise price of $0.1762 per share, subject to certain adjustments, commencing immediately until expiration on the fifth anniversary of the date of issuance, after which period any unexercised common warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants, if any, is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their imputed offering price. The warrants will not be listed or quoted for trading on any market or exchange. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, it may not ever be profitable for holders of the warrants to exercise the warrants.

Certain provisions of the pre-funded warrants and common warrants could discourage an acquisition of us by a third party.

Certain provisions of the warrants could make it more difficult or expensive for a third party to acquire us. The warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the warrants. Further, the common warrants provide that, in the event of certain transactions constituting “fundamental transactions,” with some exception, holders of such warrants will have the right, at their option, to require us to repurchase such common warrants at a price described in such warrants. These and other provisions of the warrants could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

Potential volatility of the price of our common stock could negatively affect your investment.

We cannot assure you that there will continue to be an active trading market for our common stock. Historically, the stock market, as well as our common stock, has experienced significant price and volume fluctuations. Market prices of securities of technology companies can be highly volatile and frequently reach levels that bear no relationship to the operating performance of such companies. These market prices generally are not sustainable and are subject to wide variations. If our common stock trades to unsustainably high levels, it is likely that the market price of our common stock will thereafter experience a material decline. As a result of fluctuations in the price of our common stock, you may be unable to sell your shares at or above the price you paid for them. In addition, as we seek additional financing, including through the sale of equity or convertible securities, such sales could cause our stock price to decline and result in dilution to existing stockholders.

In addition, the stock markets in general, and the markets for medical device stocks in particular, have experienced significant volatility that has often been unrelated to the financial condition or results of operations of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock and, consequently, adversely affect the price at which you could sell the shares that you purchase in this offering. In the past, following periods of volatility in the market or significant price declines, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.

Provisions of our certificate of incorporation and bylaws might delay or prevent a change-of-control transaction and depress the market price of our stock.

Various provisions of our certificate of incorporation, as amended, and bylaws might have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of our company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions eliminate cumulative voting in the election of directors, limit the right of stockholders to call special meetings and establish specific procedures for director nominations by stockholders and the submission of other proposals for consideration at stockholder meetings.

Under our certificate of incorporation, our board of directors may issue up to a maximum of 5,000,000 shares of preferred stock without stockholder approval on such terms as the board might determine. The rights of the holders of common stock will be subject to, and might be adversely affected by, the rights of the holders of any preferred stock that might be issued in the future.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including, but not limited to: (i) timely delivery of securities; and (ii) indemnification for breach of contract.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, those discussed under “Risk Factors” above, and under a similar heading in any other annual, periodic or current report incorporated by reference into this prospectus or that we may file with the SEC in the future.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or similar terms.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors under the section titled “Risk Factors,” and under a similar heading in any other annual, periodic or current report incorporated by reference into this prospectus or that we may file with the SEC in the future, and a variety of other factors, including, without limitation, statements about our future business operations and results, the market for our technology, our strategy and competition.

Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $10.9 million, based upon a public offering price of $0.1762 per share and accompanying common warrant, after deducting estimated placement agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the warrants issued pursuant to this offering. In addition, if all of the common warrants offered pursuant to this prospectus are exercised in full for cash, we will receive approximately an additional $12 million in cash. We cannot predict when or if these common warrants will be exercised. It is possible that these common warrants may expire and may never be exercised.

We intend to use the net proceeds of this offering for repayment of any amounts drawn under the promissory note issued to our Chief Executive Officer on February 23, 2026 and general corporate purposes, including working capital, to fund our operations through the approval of our Pivot product by the FDA, to commence initial commercialization of our Pivot product, to fund additional research and development activities, to further develop our manufacturing and production capabilities and to make related capital expenditures. We may also use a portion of the net proceeds from this offering to acquire or invest in complementary businesses, technologies, products or assets. Although we currently have no agreements, commitments or obligations to do so, we evaluate such opportunities and engage in related discussions with third parties from time to time.

Our expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development efforts and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Pending the uses described above, we plan to invest the net proceeds from this offering in short-term, interest-bearing obligations, investment-grade instruments or other securities.

DIVIDEND POLICY

To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any potential return investors may have in our common stock will be in the form of appreciation, if any, in the market value of their shares of common stock. We are not subject to any legal restrictions respecting the payment of dividends, except that we may not pay dividends if the payment would render us insolvent. Any future determination as to the payment of cash dividends on our common stock will be at the discretion of our board of directors.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2025:

●	on an actual basis;

●	on a pro-forma basis to give effect to the issuance and sale of the securities by us in this offering at the combined public offering price of $0.1762 per share and accompanying common warrant, assuming exercise of all of the pre-funded warrants, and after deducting estimated placement agent fees and estimated offering expenses payable by us for net proceeds of $10.9 million.

You should read this table together with the information contained under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes incorporated by reference herein.

	December 31, 2025
	(unaudited; in thousands, except per-share amounts)
	Actual	Pro Forma
Current assets
Cash and cash equivalents	$2,937	$13,865
Total liabilities	4,378	4,378
Stockholders’ equity
Preferred stock, $0.01 par value; 5,000 shares authorized; none issued and outstanding, actual and pro forma	—	—
Common stock, $0.001 par value; 100,000 shares and 250,000 authorized actual and pro forma(1); 77,703 shares and 145,802 shares issued and outstanding, actual and pro forma	78	145
Additional paid-in capital	112,402	123,263
Common stock issuable	6	6
Accumulated deficit	(106,605)	(106,605)
Total stockholders’ equity	$5,881	$16,809

(1)	The pro forma information gives effect to the increase in the number of our authorized shares of common stock from 100,000,000 to 250,000,000, which was effective January 23, 2026.

The table and discussion above are based on 77,703,547 shares of common stock outstanding as of December 31, 2025, and excludes, as of such date:

●	9,250 shares of common stock issuable attributable to a warrant inducement offering effected in September 2025;

●	7,340,122 shares of common stock issuable upon the exercise of outstanding stock options, which options have a weighted average exercise price of $2.38 per share;

●	41,668 shares of common stock issuable upon the vesting of restricted stock units;

●	2,955,714 shares of common stock available for future issuance under the Amended and Restated 2017 Equity Incentive Plan, as amended (the “2017 Equity Incentive Plan”);

●	6,086,500 shares of common stock issuable upon the exercise of warrants dated December 11, 2025 at $0.45 per share;

●	912,975 shares of common stock issuable upon the exercise of warrants dated December 22, 2025 at $0.45 per share;

●	852,110 shares of common stock issuable upon the exercise of warrants dated December 11, 2025 at $0.462 per share;

●	127,816 shares of common stock issuable upon the exercise of warrants dated December 22, 2025 at $0.462 per share;

●	3,247,741 shares of common stock issuable upon the exercise of warrants dated September 25, 2025 at $0.84 per share;

●	874,672 shares of common stock issuable upon the exercise of warrants dated March 25, 2025 at $1.40 per share;

●	1,905,042 shares of common stock issuable upon the exercise of warrants dated March 25, 2025 at $1.12 per share;

●	381,540 shares of common stock issuable upon the exercise of warrants dated November 21, 2024 at $1.875 per share;

●	484,006 shares of common stock issuable upon the exercise of warrants dated May 15, 2023 at $1.32 per share;

●	1,671,733 shares of common stock issuable upon the exercise of warrants dated May 15, 2023 at $1.22 per share;

●	1,438,202 shares of common stock issuable upon the exercise of warrants dated May 5, 2022 at $6.60 per share;

●	4,011,276 shares of common stock issuable upon the exercise of warrants dated February 9, 2022 at $6.60 per share; and

●	767,796 shares of common stock issuable upon the exercise of warrants dated May 11, 2021 at $6.00 per share.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and accompanying common warrants in this offering and the pro forma pro forma net tangible book value per share of our common stock after the closing of this offering.

Our historical net tangible book value as of December 31, 2025 was $5.9 million, or $0.08 per share, based on 77,703,547 shares of common stock outstanding as of December 31, 2025. Our historical net tangible book value represents our total tangible assets fewer total liabilities. Historical net tangible book value per share is our historical net tangible book value divided by the number of shares of our common stock outstanding as of December 31, 2025.

After giving further effect to the sale of 68,098,000 shares of our common stock (or pre-funded warrants in lieu of) and common warrants to purchase 68,098,000 shares of our common stock in this offering at the public offering price of $0.1762 per share and accompanying common warrant, and after deducting estimated placement agent fees and estimated offering expenses payable by us, our as pro forma pro forma net tangible book value as of December 31, 2025 would have been $16.8 million, or $0.12 per share. This represents an immediate increase in pro forma net tangible book value of $0.04 per share to our existing stockholders and an immediate dilution of $0.06 per share to investors purchasing our common stock and common warrants in this offering at the combined public offering price. The information above is illustrative only and will change based on actual pricing and other terms of this offering determined at pricing. The final public offering price were determined through negotiation between us and the placement agent in the offering and may be at a discount to the current market price.

The following table illustrates this dilution on a per share basis:

Combined public offering price per share of common stock and accompanying common warrant		$0.1762
Historical net tangible book value per share as of December 31, 2025	$0.08
Increase in net tangible book value per share as of December 31, 2025 attributable to investors purchasing shares in this offering	$0.04
Pro forma net tangible book value per share as of December 31, 2025 after giving effect to this offering		$0.1200
Dilution per share to investors participating in this offering		$0.0562

The foregoing discussion and tables above are based on 77,703,547 shares of common stock outstanding as of December 31, 2025, and excludes, as of such date:

●	9,250 shares of common stock issuable attributable to a warrant inducement offering effected in September 2025;

●	7,340,122 shares of common stock issuable upon the exercise of outstanding stock options, which options have a weighted average exercise price of $2.38 per share;

●	41,668 shares of common stock issuable upon the vesting of restricted stock units;

●	2,955,714, shares of common stock available for future issuance under the Company’s Amended and Restated 2017 Equity Incentive Plan, as amended (the “2017 Equity Incentive Plan”);

●	6,086,500 shares of common stock issuable upon the exercise of warrants dated December 11, 2025 at $0.45 per share;

●	912,975 shares of common stock issuable upon the exercise of warrants dated December 22, 2025 at $0.45 per share;

●	852,110 shares of common stock issuable upon the exercise of warrants dated December 11, 2025 at $0.462 per share;

●	127,816 shares of common stock issuable upon the exercise of warrants dated December 22, 2025 at $0.462 per share;

●	3,247,741 shares of common stock issuable upon the exercise of warrants dated September 25, 2025 at $0.84 per share;

●	874,672 shares of common stock issuable upon the exercise of warrants dated March 25, 2025 at $1.40 per share;

●	1,905,042 shares of common stock issuable upon the exercise of warrants dated March 25, 2025 at $1.12 per share;

●	381,540 shares of common stock issuable upon the exercise of warrants dated November 21, 2024 at $1.875 per share;

●	484,006 shares of common stock issuable upon the exercise of warrants dated May 15, 2023 at $1.32 per share;

●	1,671,733 shares of common stock issuable upon the exercise of warrants dated May 15, 2023 at $1.22 per share;

●	1,438,202 shares of common stock issuable upon the exercise of warrants dated May 5, 2022 at $6.60 per share;

●	4,011,276 shares of common stock issuable upon the exercise of warrants dated February 9, 2022 at $6.60 per share; and

●	767,796 shares of common stock issuable upon the exercise of warrants dated May 11, 2021 at $6.00 per share.

To the extent that any outstanding warrants or options are exercised, new options or other equity awards are issued under our equity incentive plans, or we issue additional shares in the future, there will be further dilution to new investors participating in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or equity-based securities, the issuance of these securities could result in further dilution to our stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 2, 2026 concerning the ownership of our common stock by:

●	each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock (currently our only class of voting securities);

●	each of our directors;

●	each of the named executive officers; and

●	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act and includes all shares over which the beneficial owner exercises voting or investment power. Shares that are issuable upon the exercise of options, warrants and other rights to acquire common stock that are presently exercisable or exercisable within 60 days of March 2, 2026, are reflected in a separate column in the table below. These shares are taken into account in the calculation of the total number of shares beneficially owned by a particular holder and the total number of shares outstanding for the purpose of calculating percentage ownership of the particular holder. We have relied on information supplied by our officers, directors and certain stockholders and on information contained in filings with the SEC. Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by these persons, that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 77,712,797 shares of common stock outstanding as of March 2, 2026.

Unless otherwise stated, the business address of each of our directors and named executive officers listed in the table is 10740 Thornmint Road, San Diego, California 92127.

Name and Principal Position	Number of Shares Beneficially Owned (Excluding Outstanding Equity Awards and Warrants)		Number of Shares Issuable on Exercise of Outstanding Equity Awards and Warrants(1)	Percent of Class
JEB Partners, L.P.	330,473	(2)	-	*
Manchester Explorer, LP	3,805,575	(3)	913,927	6.00
Manchester Management Company, LLC	4,136,048	(4)	913,927	6.42
Solas Capital Management, LLC	4,291,327	(5)	512,837	6.14

Directors and Officers:
James Besser	422,000	(6)	275,761	*
Paul DiPerna	2,553,586	(7)	946,864	4.45
Kevin Schmid	-		420,271	*
Duane DeSisto	233,222		20,833	*
Steven Felsher	253,927		150,584	*
Morgan C. Frank	206,226	(8)	243,083	*
Jeffrey Goldberg	-		22,500	*
Philip Sheibley	97,513		69,167	*
Carmen Volkart	21,460		188,058	*
Ellen O’Connor Vos	18,519		235,188	*
All current directors and executive officers as a group (10 persons)	3,806,453		2,572,310	7.61

*	Represents holdings of less than one percent.

(1)	Represents the number of shares subject to outstanding options, restricted stock units and warrants to acquire shares of our common stock that are exercisable within 60 days of March 2, 2026.

(2)	Consists of 330,473 shares directly held by JEB Partners, L.P., of which: (a) 252,525 shares were purchased in a private placement in 2017 (the “2017 Placement”); (b) 53,333 shares were purchased in a private placement in 2018 (the “2018 Placement”) and (c) 11,614 shares were purchased in a private placement in 2020 (the “2020 Placement”) and (d) 13,000 shares were purchased in the open market.

(3)	Consists of 3,805,575 shares directly held by Manchester Explorer, L.P. of which (a) 1,515,152 shares were purchased in the 2017 Placement, (b) 157,037 shares were purchased in the 2018 Placement, (c) 11,614 were purchased in the 2020 Placement, (d) 300,000 shares were purchased in a public offering in February 2022, (e) 234,274 shares were acquired upon the conversion of a convertible note in February 2022, (f) 900,000 shares were purchased in our February 2024 public offering, (g) 166,666 shares purchased in a public offering in November 2024 and (h) 520,832 shares purchased in a private placement in March 2025 (the “2025 Placement”); (iii) 330,473 shares held by JEB Partners, L.P. of which (a) 252,526 shares were purchased in the 2017 Placement, (b) 53,333 shares were purchased in the 2018 Placement and (c) 11,614 shares were purchased in the 2020 Placement; and (iv) 206,226 shares held by Mr. Frank, which shares were received upon our acquisition of Quasuras in exchange for Mr. Frank’s shares of Quasuras. Mr. Besser, as the managing member, and Mr. Frank, as the portfolio manager and consultant of Manchester Management Company, LLC, (“MMC”) the general partner of Manchester Explorer, L.P. and JEB Partners, L. P., have shared voting and dispositive power over shares held by Manchester Explorer, L.P. and JEB Partners, L.P.

(4)	Consists of 3,805,575 shares directly held by Manchester Explorer, L.P. and 330,473 shares held by JEB Partners, L.P. Mr. Besser, as the managing member, and Mr. Frank, as the portfolio manager and consultant of MMC and JEB Partners, L. P., have shared voting and dispositive power over shares held by Manchester Explorer, L.P. and JEB Partners, L.P. The address for MMC, JEB Partners, L.P., and Manchester Explorer, L.P is 2 Calle Candina, No. 1701, San Juan, Puerto Rico 00907.

(5)	Based on information reported by Solas Capital Management, LLC (“Solas”) on a Schedule 13G filed with the SEC on November 14, 2025. Solas is a registered investment adviser and serves as the investment manager to two private funds (the “Funds”) and as sub-adviser to another private fund (the “Other Fund”), which hold securities for the benefit of their investors. Solas and Mr. Frederick Tucker Golden, as portfolio manager of Solas, with the power to exercise investment and voting discretion, may be deemed to be the beneficial owner of all shares of common stock held by the Funds and by the Other Fund. Pursuant to Rule 13d-4 under the Exchange, each of the Funds expressly disclaims beneficial ownership over any of the securities reported as held by Solas. The address for Solas and Mr. Golden is 1063 Post Road, Darien, CT 06820.

(6)	Consists of 422,000 shares directly held by Mr. Besser, of which: (a) 60,277 shares were received in exchange for Mr. Besser’s shares as a result of our acquisition of Quasuras; (b) 29,630 shares were purchased in a private placement in 2018 (the “2018 Placement”) and (c) 34,843 shares were purchased in a private placement in 2020 (the “2020 Placement”), (d) 141,000 shares were purchased in the open market and (e) 156,250 shares were purchased in the 2025 Placement. The address for Mr. Besser is c/o MMC, 2 Calle Candina, No. 1701, San Juan, Puerto Rico 00907.

(7)	Consists of (i) 2,000,000 shares owned by the Paul DiPerna Irrevocable Trust, (ii) 333,334 shares owned by Mr. DiPerna’s adult daughters, Kelsie DiPerna and Alaria DiPerna, over which Mr. DiPerna has sole voting power, (iii) 207,906 shares owned by the Paul DiPerna Trust, and (iv) 12,346 shares owned by Mr. DiPerna. Mr. DiPerna is the trustee of both the Paul DiPerna Irrevocable Trust and the Paul DiPerna Trust.

(8)	Includes 206,226 shares directly held by Mr. Frank, of which: (a) 60,277 shares were received in exchange for Mr. Frank’s shares as a result of our acquisition of Quasuras and (b) 145,949 shares were purchased in the open market. The address for Mr. Frank is c/o MMC, 2 Calle Candina, No. 1701, San Juan, Puerto Rico 00907.

DESCRIPTION OF CAPITAL STOCK

Capital Stock

The following description of our capital stock is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, as amended, including the certificates of designation, as amended, setting forth the terms of our preferred stock. This summary is not intended to give full effect to provisions of statutory or common law. We urge you to review the following documents because they, and not this summary, define the rights of a holder of shares of common stock and preferred stock:

●	the Nevada Revised Statutes, or the “NRS,” as it may be amended from time to time;

●	our articles of incorporation, as it may be amended or restated from time to time; and

●	our bylaws, as they may be amended or restated from time to time.

General

As of the date of this prospectus, our authorized capital stock currently consists of 255,000,000 shares, which are divided into two classes consisting of 250,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

As of March 2, 2026, there were 77,712,797 shares of common stock outstanding. In addition, as of March 2, 2026, there were outstanding:

●	9,250 shares of common stock issuable;

●	7,378,842 shares of common stock issuable upon the exercise of outstanding stock options, which options have a weighted average exercise price of $2.34 per share;

●	41,668 shares of common stock issuable upon the vesting of restricted stock units;

●	5,916,993 shares of common stock available for future issuance under the Company’s Amended and Restated 2017 Equity Incentive Plan, as amended (the “2017 Equity Incentive Plan”);

●	500,000 shares of common stock issuable upon the exercise of warrants dated March 2, 2026 at $0.1792 per share;

●	6,086,500 shares of common stock issuable upon the exercise of warrants dated December 11, 2025 at $0.45 per share;

●	912,975 shares of common stock issuable upon the exercise of warrants dated December 22, 2025 at $0.45 per share;

●	852,110 shares of common stock issuable upon the exercise of warrants dated December 11, 2025 at $0.462 per share;

●	127,816 shares of common stock issuable upon the exercise of warrants dated December 22, 2025 at $0.462 per share;

●	3,252,366 shares of common stock issuable upon the exercise of warrants dated September 25, 2025 at $0.84 per share;

●	874,672 shares of common stock issuable upon the exercise of warrants dated March 25, 2025 at $1.40 per share;

●	1,905,042 shares of common stock issuable upon the exercise of warrants dated March 25, 2025 at $1.12 per share;

●	381,540 shares of common stock issuable upon the exercise of warrants dated November 21, 2024 at $1.875 per share;

●	484,006 shares of common stock issuable upon the exercise of warrants dated May 15, 2023 at $1.32 per share;

●	1,662,483 shares of common stock issuable upon the exercise of warrants dated May 15, 2023 at $1.22 per share;

●	1,438,202 shares of common stock issuable upon the exercise of warrants dated May 5, 2022 at $6.60 per share;

●	4,011,276 shares of common stock issuable upon the exercise of warrants dated February 9, 2022 at $6.60 per share; and

●	767,796 shares of common stock issuable upon the exercise of warrants dated May 11, 2021 at $6.00 per share.

Common Stock

At March 2, 2026, 77,712,797 shares of our common stock were outstanding and held of record by 76 stockholders. The actual number of stockholders is significantly greater than this number of stockholders of record and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of stockholders of record also does not include stockholders whose shares may be held in trust by other entities.

Each holder of our common stock is entitled to:

●	one vote per share on all matters submitted to a vote of the stockholders;

●	dividends as may be declared by our board of directors out of funds legally available for that purpose, subject to the rights of any preferred stock that may be outstanding; and

●	his, her or its pro rata share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock in the event of liquidation.

Holders of common stock have no cumulative voting rights, redemption rights or preemptive rights to purchase or subscribe for any shares of our common stock or other securities. All of the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors has the authority, subject to any limitations prescribed by Nevada law, to issue shares of preferred stock in one or more series and to fix and determine the relative rights and preferences of the shares constituting any series to be established, without any further vote or action by the stockholders. Any shares of our preferred stock so issued may have priority over our common stock with respect to dividend, liquidation and other rights.

Our board of directors may authorize the issuance of our preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Although the issuance of our preferred stock could provide us with flexibility in connection with possible acquisitions and other corporate purposes, under some circumstances, it could have the effect of delaying, deferring or preventing a change of control.

Indemnification

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and to our certificate of incorporation, as amended, and our bylaws.

Our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Nevada Revised Statutes, or NRS, against all expense, liability and loss (including attorneys’ fees and amounts paid in settlement) reasonably incurred or suffered by such. NRS 78.7502 permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person (i) is not liable pursuant to NRS78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or the suit if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or some other court of competent jurisdiction determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

We have entered into agreements with each of our directors that, among other things, indemnify them for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by us or in our right, arising out of the person’s services as a director or officer of ours or any other company or enterprise to which the person provides services at our request.

In the ordinary course of business, we enter into contractual arrangements under which we may agree to indemnify the counter-party from losses relating to a breach of representations and warranties, a failure to perform certain covenants, or claims and losses arising from certain external events as outlined within the contract, which may include, for example, losses arising from litigation or claims relating to past performance. Such indemnification clauses may not be subject to maximum loss clauses. We have also entered into indemnification agreements with our officers and directors. No material amounts related to these indemnifications were reflected in our consolidated financial statements for the fiscal year ended March 31, 2025 or our condensed consolidated financial statements for the nine months ended December 31, 2025.

We have not estimated the maximum potential amount of indemnification liability under these agreements due to the limited history of prior claims and the unique facts and circumstances applicable to each particular agreement. To date, we have not made any payments related to these indemnification agreements.

DESCRIPTION OF OUTSTANDING WARRANTS

December 2025 Warrants

On December 10, 2025, we entered into an underwriting agreement with Newbridge Securities Corporation (“Newbridge”), relating to a firm commitment underwritten offering (the “December 2025 Offering”) of (i) 12,173,000 shares of our common stock and (ii) accompanying warrants exercisable to purchase up to 6,086,500 shares of common stock (the “December 2025 Warrants”).

Each two shares of common stock were sold together with one accompanying December 2025 Warrant at a combined price of $0.77, yielding an effective price of $0.38 per share and $0.01 per warrant. The December 2025 Warrants have an exercise price of $0.45 per share, were exercisable immediately upon issuance, and will expire five years following the date of issuance. The December 2025 Warrants were issued pursuant to a warrant agency agreement to be entered into by and between us and Colonial Stock Transfer Company, Inc., as warrant agent.

The December 2025 Offering closed on December 11, 2025. The December 2025 Offering was made pursuant to an effective registration statement on Form S-3 (Registration Statement No. 333- 287313) previously filed with the SEC on May 15, 2025 and declared effective by the SEC on May 22, 2025, and a preliminary prospectus supplement relating to the December 2025 Offering dated December 9, 2025 and a final prospectus supplement relating to the Offering dated December 10, 2025. Pursuant to the underwriting agreement, we granted to Newbridge a 30-day option to purchase (i) up to an additional 1,825,950 shares of common stock, representing 15% of the shares sold in the December 2025 Offering, and/or (ii) additional December 2025 Warrants to purchase up to 912,975 shares of common stock, representing 15% of the December 2025 Warrants sold in the December 2025 Offering, solely for the purpose of covering over-allotments of such securities, if any. Newbridge exercised this option, and, on December 22, 2025, 1,825,950 additional shares and 912,975 additional warrants were issued for net proceeds of $653,781. The fair values of the warrants at the dates of issuance totaled $1,781,699 and are accounted for as liabilities.

The net proceeds from the December 2025 Offering were approximately $4.8 million, deducting underwriting discounts and commissions and offering expenses. Pursuant to the underwriting agreement, we paid the underwriter a cash fee equal to 7% of the gross proceeds received from the December 2025 Offering and to reimburse the underwriter for its expenses incurred in connection with the December 2025 Offering in an amount up to $85,000.

We also agreed to issue to Newbridge on the closing date and each over-allotment option closing date, if any, a warrant (the “December 2025 Underwriter Warrant”) for the purchase of a number of shares of common stock equal to an aggregate of 7% of the shares sold on the closing date (equal to 852,110 shares) and 7% of the shares sold on each over-allotment option closing date (equal to 127,816 shares). The December 2025 Underwriter Warrant has substantially the same terms as the December 2025 Warrants, except that the December 2025 Underwriter Warrant have an exercise price equal to $0.462 per share, are not exercisable for 180 days from the Closing Date and will include piggyback registration rights that are triggered if there is not an effective registration statement covering all of the shares of common stock issuable upon exercise of the December 2025 Underwriter Warrant. Pursuant to the Agreement, each of our directors and executive officers entered into “lock-up” agreements with the Underwriter that, subject to certain exceptions, prohibit, without the prior written consent of the underwriter, the sale, transfer, or other disposition of securities by us for a period of 60 days from the date of the December 2025 Offering. We have agreed not to, subject to certain exceptions, offer, pledge, sell, contract to sell, sell any option, right or warrant to purchase, lend or otherwise transfer or dispose, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, for a period of 90 days from the date of the December 2025 Offering. The fair values of the Underwriter Warrants at the dates of issuances totaled $248,294 and are accounted for as liabilities.

Warrant Inducement Offering

In September 2025, we entered into inducement offer letter agreements (the “Inducement Letters”) with certain holders (the “Holders”) of warrants issued in May 2023 (the “2023 Warrants”) and in March 2025 (the “March 2025 Warrants” and, collectively with the 2023 Warrants, the “Existing Warrants”) to purchase up to an aggregate of 6,504,731 shares of our common stock. Pursuant to the Inducement Letters, the Holders agreed to exercise for cash i) 2023 Warrants to purchase 1,901,700 shares of common stock with an original exercise price of $1.22 per share and ii) March 2025 Warrants to purchase 4,603,031 shares with an original exercise price of $1.12 per share at a reduced exercise price of $0.68 per share in consideration for our agreement to issue in a private placement new common stock purchase warrants to purchase an aggregate of 3,252,366 shares (the “September 2025 Warrants”). The September 2025 Warrants have an exercise price of 0.84 per share, were exercisable upon issuance and expire on the five-year anniversary of the date of issuance.

As of September 30, 2025, we had issued 5,860,483 shares of common stock and 2,930,242 September 2025 Warrants, and the processing of the exercise of 175,500 2023 Warrants and 468,748 2025 Warrants was pending. As a result, as of September 30, 2025, 644,248 shares of common stock (the “Issuable Shares”) and 322,124 September 2025 Warrants were pending issuance. The fair value of the unissued Issuable Shares was presented separately as issuable shares on the condensed consolidated balance sheets and statements of stockholders’ equity as of September 30, 2025. We accounted for the issuance of the: i) shares of common stock and ii) the September 2025 Warrants as a single equity transaction for gross proceeds of approximately $4.4 million, which proceeds had been received in full as of September 30, 2025.

In relation to the above warrant inducement offering, we engaged Newbridge as the servicing agent, and we paid a fee of $400,000 and reimbursed $50,000 of expenses to Newbridge.

March 2025 Placement Agent Warrants

On March 20, 2025, we entered into securities purchase agreements (the “Purchase Agreements”) with investors (the Investors) for the private placement (the “Private Placement”) of 6,247,656 units (each a Unit), with each Unit consisting of (A) two shares of the Company’s common stock and (B) one warrant (a “Warrant”) to purchase one share of common stock, at an offering price of $1.92 per Unit. Certain affiliates, officers and directors of ours purchased a total of 374,478 Units in the Private Placement. The common stock and the Warrants included in the Units and the common stock underlying the Warrants are collectively referred to herein as the “Securities.” The Private Placement closed on March 26, 2025 with aggregate gross proceeds totaling approximately $12 million, before deducting placement agent fees and other expenses. Concurrently with the Private Placement, we entered into a subscription agreement with a foreign investor pursuant to which we completed a direct private placement of 260,417 Units for additional aggregate gross proceeds of approximately $0.5 million on the same terms as the Private Placement.

The Warrants have an exercise price of $1.12 per share. Each Warrant is exercisable immediately and will expire four years from the date of issuance. The exercise price and number of shares of common stock issuable upon exercise of the warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the common stock and the exercise price. Subject to limited exceptions, an Investor may not exercise any portion of its warrants to the extent that the Investor would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of our outstanding common stock after exercise. In the event of certain fundamental transactions, the holder of the Warrants will have the right to receive the Black Scholes Value (as defined in the Warrants) of its Warrants calculated pursuant to a formula set forth in the Warrants, payable in cash.

Newbridge acted as our placement agent in connection with the Private Placement, pursuant to that certain engagement letter, dated as of February 10, 2025, between us and Newbridge, pursuant to which we paid Newbridge (i) a cash fee equal to 7.25% of the aggregate gross proceeds from the sale of the Securities in the Private Placement and (ii) reimbursement for certain of out-of-pocket expenses, including for reasonable expenses and legal fees of $50,000. In addition, we issued to the Placement Agent or its designees warrants (the “Placement Agent Warrants”) to purchase up to an aggregate of 874,672 shares of common stock (7.0% of the common stock sold in the Private Placement). The Placement Agent Warrants have substantially the same terms as the Warrants except the Placement Agent Warrants will have an exercise price equal to $1.40 per share (125% of the exercise price of the Warrants). The Placement Agent Warrants will be exercisable six months from the date of issuance and expire on the fourth anniversary of the issuance date.

November 2024 Warrants

In November 2024 Public Offering In November 2024, we entered into an underwriting agreement (the “Agreement”) with Titan Partners Group LLC, a division of American Capital Partners, LLC (“Titan”), relating to a firm commitment underwritten offering (the “November 2024 Offering”) of 5,450,573 shares (the “Shares”) of common stock of the Company, at a public offering price of $1.50 per share. The November 2024 Offering closed on November 25, 2024 (the “Closing Date”), resulting in gross proceeds to us of approximately $8.2 million, before deducting underwriting discounts, commissions and offering expenses.

Pursuant to the Agreement, as partial compensation for its services, we issued to Titan on the Closing Date, warrants (the “Underwriter Warrants”) to purchase an aggregate of 381,540 shares of common stock. The Underwriter Warrants were exercisable, in whole or in part, commencing on May 21, 2025 and expire on November 25, 2029, at an exercise price per share of $1.875.

May 2023 Warrants

On May 15, 2023, we entered into an underwriting agreement (the “Underwriting Agreement”) with Newbridge with respect to the issuance and sale in a firm commitment underwritten offering (the “2023 Offering”) of units of our securities. Upon the closing of the 2023 Offering, we sold 8,816,900 shares of common stock and warrants to purchase 4,408,450 shares of common stock for aggregate gross proceeds of approximately $9,390,000, before deducting underwriting discounts and commissions and other offering expenses. The securities were sold as a unit, with each unit consisting of two shares of common stock and one warrant (the “2023 Warrants”) to purchase one share of common stock, at a public offering price of $2.13 per unit. The 2023 Warrants were immediately separable and exercisable, have a per share exercise price of $1.22 and expire five years from the date of issuance.

Pursuant to the Underwriting Agreement, we granted the Underwriter a 30-day option to purchase up to an additional 1,322,534 shares of common stock and an additional 661,267 of the 2023 Warrants to cover over-allotments, if any. On May 25, 2023, the Underwriter exercised this option in full and purchased the additional securities for aggregate gross proceeds to us of approximately $1,408,000, before deducting underwriting discounts and commissions and other offering expenses.

The Underwriter was paid a cash fee of 7.0% of the aggregate gross proceeds of the 2023 Offering (including the over-allotment option) and reimbursed certain out-of-pocket expenses of approximately $125,000. In addition, pursuant to the Underwriting Agreement, we initially issued to the Underwriter common stock purchase warrants (the “UW Warrants”) for a total of 709,760 shares. Subsequently, the UW Warrants were reissued to the Underwriter and its agents for a total of 604,623 shares. The UW warrants were exercisable six months from the respective issuance dates and have a four-year term and a per share exercise price of $1.32.

May 2022 Warrants

On May 2, 2022, we entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor, pursuant to which we sold, in a registered direct offering, which closed on May 5, 2022, an aggregate of 449,438 shares (the “Shares”) of common stock, par value $0.001 per share, at a purchase price per Share of $4.45 and pre-funded warrants (the “Pre-Funded Warrants”) to purchase an aggregate of approximately 1,348,000 shares of common stock at a purchase price per Pre-Funded Warrant of $4.44. The Pre-Funded Warrants were exercisable immediately on the date of issuance at an exercise price of $0.01 per share and were exercised in full as of May 2025. In a concurrent private placement under the Purchase Agreement, we issued to the Investor warrants (the “Private Placement Warrants”) to purchase an aggregate of 1,438,202 shares of common stock at an exercise price of $6.60 per share. The Private Placement Warrants were exercisable beginning on the six-month anniversary of the date of issuance (the “Initial Exercise Date”) and will expire on the five-year anniversary of the Initial Exercise Date.

February 2022 and 2021 Warrants

From February through April 2021, we sold $2,310,000 of convertible promissory notes (each an Original Note and, collectively, the Original Notes), at par in a private placement transaction effected pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended. Effective April 30, 2021, pursuant to a revocation and replacement agreement between each holder of an Original Note and us (the Revocation Agreement), the $2,310,000 of Original Notes and accrued interest thereon as of April 30, 2021 were replaced with $2,360,550 aggregate principal amount of Notes and 2021 Warrants (as defined below).

During the three months ended June 30, 2021, pursuant to a securities purchase agreement by and between us and each investor (the “SPA”), we sold to investors $4,250,000 aggregate principal amount of convertible promissory notes (the “Notes”) and warrants to purchase shares of its common stock (the 2021 Warrants). The Notes were unsecured obligations of ours with each Note having a stated maturity date of 12 months from its issue date and accrued interest at a rate of 12% per annum, payable on maturity. If we completed an offering of its common stock or other securities in excess of $12,000,000 of gross proceeds (a Qualified Capital Raise, as defined in the Notes), each Note holder would be required to convert its Adjusted Note Amount (as defined below) into the securities of such Qualified Capital Raise. Adjusted Note Amount equals the product of (i) the sum of all outstanding principal plus accrued interest on a Note, multiplied by (ii) 1.25. In connection with the issuance of the Notes, we issued the 2021 Warrants to purchase in the aggregate 767,796 shares of its common stock at an initial exercise price of $24.00 per share.

Upon the closing of a public offering in February 2022, which was a Qualified Capital Raise, in accordance with their terms, the Notes converted into 1,511,276 shares of common stock and the holders of the Notes received an additional 1,511,276 common stock purchase warrants with an exercise price of $6.60 per share. In addition, as a result of the February 2022 equity offering, the exercise price of the 767,796 outstanding 2021 Warrants was reduced to $6.00 per share.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

Common Stock to be Issued as Part of this Offering

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described above under the sections “Description of Capital Stock—Common Stock,” “Description of Capital Stock—Preferred Stock,” and “Description of Outstanding Warrants” of this prospectus.

Warrants to be Issued as Part of this Offering

Common warrants

The common warrants will be issued in a form filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the form of common warrant for a complete description of the terms and conditions applicable to the common warrants.

Pursuant to a warrant agency agreement between us and Colonial Stock Transfer Company, Inc., as warrant agent, the common warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. The following is a brief summary of the common warrants and is still subject in all respect to the provisions contained in the form of common warrant.

Duration and Exercise Price

Each common warrant will have an exercise price of $0.1762 per share, will be immediately exercisable upon issuance and will expire on the fifth anniversary of the date of issuance. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

The common warrants will be issued separately from the common stock and pre-funded warrants included in this offering. Each share of our common stock or pre-funded warrant purchased in this offering will include one common warrant to purchase one share of our common stock.

Exercisability

The common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below in “⸺Certain Adjustments”). A holder may not exercise any portion of the common warrant to the extent that the holder would beneficially own more than 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s common warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants.

Certain Adjustments

The exercise price and the number of shares issuable upon exercise of the common warrants is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations, reorganizations, schemes, arrangements or similar events affecting our common stock. The common warrant holders must pay the exercise price in cash or wire transfer of immediately available funds upon exercise of the common warrants, unless such holders are utilizing the cashless exercise provision of the common warrants, which is only available in certain circumstances such as if the underlying shares are not registered with the SEC pursuant to an effective registration statement. We intend to use commercially reasonable best efforts to have the registration statement of which this prospectus forms a part, effective when the common warrants are exercised.

Fundamental Transactions

In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the common warrants will be entitled to receive upon exercise of the common warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the common warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the common warrants.

Transferability

Subject to applicable laws and the restriction on transfer set forth in the common warrant, the common warrant may be transferred at the option of the holder upon surrender of the common warrant to us together with the appropriate instruments of transfer.

Exchange Listing

There is no established trading market for the common warrants. In addition, we do not intend to apply for the listing of the common warrants on any national securities exchange. Without an active trading market, the liquidity of the common warrants will be limited.

Right as a Stockholder

Except as otherwise provided in the common warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the common warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their common warrants.

Waivers and Adjustments

Subject to certain exceptions, any terms of the common warrants may be amended or waived with our written consent and the written consent of the holder.

Pre-Funded warrants

The pre-funded warrants will be issued in a form filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the form of pre-funded warrant for a complete description of the terms and conditions applicable to the pre-funded warrants.

The pre-funded warrants will be issued in certificated forms. The following is a brief summary of the pre-funded warrants and is still subject in all respect to the provisions contained in the form of pre-funded warrant.

Duration and Exercise Price

The pre-funded warrants offered hereby will have an exercise price of $0.001 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise prices and numbers of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of such holder’s pre-funded warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the holder’s election) of our outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to us.

Fundamental Transactions

In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the pre-funded warrants.

Transferability

Subject to applicable laws and the restriction on transfer set forth in the pre-funded warrant, the pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing

There is no established trading market for the pre-funded warrants. In addition, we do not intend to apply for the listing of the pre-funded warrants on any national securities exchange. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Right as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Waivers and Adjustments

Subject to certain exceptions, any terms of the pre-funded warrants may be amended or waived with our written consent and the written consent of the holder.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, dated as of March 3, 2026, we have engaged Maxim to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus. The placement agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered. The terms of this offering are subject to market conditions and negotiations between us, the placement agent and prospective investors. The placement agent does not guarantee that it will be able to raise new capital in any prospective offering. The placement agent may engage sub-agents or selected dealers to assist with the offering. The placement agency agreement provides that the placement agent’s obligations are subject to conditions contained in the placement agency agreement.

Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to the rights and remedies available to all investors in this offering under federal and state securities laws, the investors who enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

There is no minimum number of shares to be sold or minimum aggregate offering proceeds for this offering to close. We expect this offering to be completed not later than two trading days following the commencement of this offering and we will deliver all securities issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon our receipt of investor funds. Accordingly, neither we nor the placement agent has made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of securities offered hereunder.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about March 4, 2026, subject to satisfaction of certain conditions.

Placement Agent Fees and Expenses

The following table summarizes the placement agent fees to be paid to the placement agent by us.

	Per Share and Accompanying Common Warrant (1)	Per Pre-Funded Warrant and Accompanying Common Warrant (1)	Total
Public offering price	$0.176200	$0.175200	$11,992,867.60
Placement agent fees (1)	$0.012334	$0.012264	$839,500.73
Proceeds to us, before expenses (2)	$0.163866	$0.162936	$11,153,366.87

(1)	We have agreed to provide the placement agent a cash placement commission equal to 7.0% of the public offering price. We have also agreed to reimburse the accountable expenses of the placement agent of up to $100,000.

(2)	The above summary of offering proceeds does not give effect to any proceeds from the exercise of the warrants being issued in this offering.

We estimate the total expenses payable by us for this offering to be approximately $1,070,000, which amount includes (i) the placement agent fee of approximately $840,000, (ii) reimbursement of the expenses of the placement agent, including the legal fees of the placement agent, in an amount not to exceed $100,000 and (iii) other estimated company expenses of approximately $130,000, which includes legal, accounting, printing costs and various fees associated with the registration and listing of our securities.

The securities we are offering are being offered by the placement agent subject to certain conditions specified in the placement agency agreement.

Listing

Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “MODD.”

The last reported sale price of our shares of common stock on March 2, 2026 was $0.1570 per share. The final public offering price was determined between us, the placement agent and the investors in the offering. There is no established public trading market for the warrants, and we do not expect such a market to develop. In addition, we do not intend to apply for a listing of the warrants on any national securities exchange or other nationally recognized trading system.

Lock-up Agreements

Each of our officers and directors have agreed with the placement agent to be subject to a lock-up period of 90 days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the placement agency agreement, to similar lock-up restrictions on the issuance and sale of our securities from the date of this prospectus for a period of 45 days following the closing of this offering, subject to certain conditions and exceptions. The placement agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Additionally, pursuant to the placement agency agreement, subject to certain conditions and exceptions, we agreed that from the date of such agreement until 45 days following the closing date of this offering, we will not affect or enter into an agreement to effect any issuance by us or our subsidiaries of common stock or common stock equivalents (or a combination of units thereof) involving a Variable Rate Transaction (as defined in such placement agency agreement).

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Colonial Stock Transfer Company, Inc.

Determination of Offering Price

Our common stock is currently traded on The Nasdaq Capital Market under the symbol “MODD.” On March 2, 2026, the closing price of our common stock was $0.1570 per share. We do not intend to apply for listing of the warrants on any securities exchange or other trading system.

The public offering price of the securities offered by this prospectus was determined by negotiation between us and the placement agent. Among the factors that were considered in determining the public offering price:

●	our history and our prospects;

●	the industry in which we operate;

●	our past and present operating results;

●	the previous experience of our executive officers; and

●	the general condition of the securities markets at the time of this offering.

The public offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock or warrants sold in this offering. That price is subject to change as a result of market conditions and other factors and we cannot assure you that the shares of common stock and warrants sold in this offering can be resold at or above the public offering price.

Tail Financing

Upon a closing, or if the engagement period ends prior to a closing (other than a termination for “cause”), then if within three months following such time, we complete any financing of equity, equity-linked, convertible or debt or other capital raising activity with, or receives any proceeds from, any of the investors contacted or introduced by the placement agent during the engagement period, then we will pay the placement agent upon the closing of such financing or receipt of such proceeds the compensation equivalent to the commission paid as part of this offering.

Other Relationships

From time to time, the placement agent and its affiliates may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they will receive customary fees and commissions. The placement agent may receive additional compensation in connection with advisory services.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the placement agent may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by the placement agent, if any, participating in this offering and the placement agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the placement agent, and should not be relied upon by investors.

LEGAL MATTERS

The validity of the shares of common stock and warrants offered hereby will be passed upon for us by Lucosky Bookman LLP, Woodbridge, New Jersey. Ellenoff Grossman & Schole LLP is acting as counsel for the placement agent in connection with this offering.

EXPERTS

The consolidated financial statements of Modular Medical, Inc. as of and for the years ended March 31, 2025 and 2024, appearing in Modular Medical, Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, have been audited by Faber Hass Hurley LLP., independent registered public accounting firm, as set forth in their report therein, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern. Such consolidated financial statements are incorporated herein by reference in reliance upon the report of such firm given their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, under the Securities Act, a registration statement on Form S-1 relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the securities we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

We file periodic reports, proxy statements and other information with the SEC in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available at the SEC’s website address referred to above. You may also access our reports and proxy statements free of charge at our website, www.modular-medical.com. The information contained on our website is not a prospectus and does not constitute a part of this prospectus. The prospectus included in this filing is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC, as indicated above, or from us. You may request a copy of any of our periodic reports filed with the SEC at no cost, by writing or telephoning us at the following address:

Modular Medical, Inc.

10470 Thornmint Road

San Diego, California 92127

Tel: (858) 800-3500

Attention: Chief Financial Officer

You should rely only on the information contained in or incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. We hereby incorporate by reference the following information or documents into this prospectus, except for information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus:

●	our Annual Report on Form 10-K for the year ended March 31, 2025, filed with the SEC on June 20, 2025;

●	our Definitive Proxy Statement on Schedule DEF 14A filed with the SEC on January 8, 2026;

●	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed with the SEC on August 14, 2025;

●	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, filed with the SEC on November 14, 2025;

●	our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2025, filed with the SEC on February 17, 2026;

●	our Current Reports on Form 8-K filed with the SEC on May 28, 2025, July 2, 2025, September 23, 2025, December 11, 2025, December 31, 2025, January 23, 2026, and February 24, 2026; and

●	the description of our common stock contained in the “Description of the Registrant’s Securities” filed as Exhibit 4.7 to our Annual Report on Form 10-K for the year ended March 31, 2025, filed with the SEC on June 20, 2025.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Modular Medical, Inc., Attention: Chief Financial Officer, 10470 Thornmint Road, San Diego, California 92127, Tel: (858) 800-3500.

62,098,000 Shares of Common Stock and Accompanying

Common Warrants to Purchase up to 62,098,000 Shares of Common Stock

Pre-Funded Warrants to Purchase 6,000,000 Shares of Common Stock and Accompanying

Common Warrants to Purchase up to 6,000,000 Shares of Common Stock

and

Up to 74,098,000 Shares of Common Stock Issuable Upon Exercise of the Pre-Funded Warrants and Common Warrants

Prospectus

March 3, 2026

Sole Placement Agent

Maxim Group LLC